Exhibit 10.11

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

OUT-LICENCE AGREEMENT

by and between

ASTRAZENECA AB

and

FLEXION THERAPEUTICS INC

DATE: 3RD SEPTEMBER, 2010

TABLE OF CONTENTS

1	Definitions	1

2	Construction	15

3	Grant of Rights	15

4	Improvements	24

5	Development	24

6	Consideration	27

7	Purchase of Study Drug	37

8	Ownership of Intellectual Property	38

9	Adverse Event Reporting	39

10	Confidentiality & Non-Disclosure	39

11	Trademarks	43

12	Representations and Warranties	43

13	Indemnity	46

14	Maintenance and Prosecution of Patents	48

15	Enforcement of Patents	49

16	Potential Third Party Rights	51

17	Term and Termination	54

18	Force Majeure	66

19	Assignment	68

20	Sub-Contracting	68

21	Severability	68

22	Governing Law	69

(i)

23	Dispute Resolution and Arbitration	69

24	Notices	70

25	Relationship of the Parties	71

26	Entire Agreement	71

27	English Language	72

28	Amendment	72

29	Waiver and Non-Exclusion of Remedies	72

30	Confirmatory Patent Licences	72

31	Further Assurance	72

32	Expenses	73

33	Announcements	73

34	Contract (Rights of Third Parties) Act 1999	73

35	Counterparts	73

Schedule 1—Compound and Licensed Patents

Schedule 2—Ethics Standards

Schedule 3—Designated Persons

Schedule 4—Description of Trk

Schedule 5—Disclosure Letter

Exhibit l—Short Form Patent Licence Agreement

Exhibit 2—List Two Countries

Exhibit 3—Index of the Contents of the AstraZeneca Data Room

(ii)

LICENCE AGREEMENT

This Licence Agreement (the “Agreement”) is made as of the     of September, 2010 (the “Effective Date”) by and between:

(1)	ASTRAZENECA AB, a Swedish corporation with offices at S-151 85 Södertälje, Sweden (“AstraZeneca”); and

(2)	Flexion Therapeutics Inc, a Delaware corporation with offices at 300 Trade Center, Suite 2460, Woburn, MA 01801, The United States (“Flexion”).

Recitals

(A)	WHEREAS, AstraZeneca is or has been engaged in the research of inhibitors of Tropomyosin-related kinase (the “Trk Programme”) and in relation to which AZ has identified the compound known as […***…].

(B)	WHEREAS, Flexion has specialised experience in, among other things, the development and commercialisation of pharmaceutical compounds; and

(C)	WHEREAS, AstraZeneca desires to grant a licence to Flexion, and Flexion desires to take a licence, to develop and commercialise the above-mentioned pharmaceutical compound in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1	Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, shall have the following meanings:

1.1	“Affected Countries” shall have the meaning set out in Section 17.5.1.

1.2

“Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to

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own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person.

1.3	“Applicable Fee” shall have the meaning set out in Section 3.9.3.

1.4	“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities, that may be in effect from time to time in the Territory.

1.5	“Arbitrator” shall have the meaning set out in Section 6.9.3.

1.6	“Breaching Party” has the meaning set forth in Section 17.2.

1.7	“Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in the United Kingdom.

1.8	“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October and “Quarterly” shall be construed accordingly.

1.9	“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January.

1.10	“Change of Control,” with respect to Flexion, means an event in which:

1.10.1	any other Person or group of Persons (i) acquires beneficial ownership of securities of Flexion representing more than fifty percent (50%) of the voting power of the then outstanding securities of Flexion with respect to the election of directors of Flexion (“Controlling Ownership”) or (ii) controls such number of the votes at meetings or votes of the board of directors of Flexion which may pass resolutions in accordance with Flexion’s corporate charter documents, without or against the other directors not appointed by such other Person or group of Persons; or

1.10.2	Flexion enters into a merger, consolidation or similar transaction with another Person in which (i) Flexion is not the surviving entity in such transaction and (ii) Persons having Controlling Ownership in Flexion immediately prior to such transaction do not have Controlling Ownership in the surviving entity immediately after the transaction; or

1.10.3	a sale of a material portion of the assets of Flexion representing not less than fifty percent (50%) of the fair market value of Flexion;

provided always that any of the above-listed events shall not be considered a Change of Control, if the sole or predominant purpose of the event or the related transaction is the financing of Flexion’s business activities from private (e.g. venture capital or private equity companies or private investors) or public (e.g. capital markets) sources. For the purposes of this Agreement, a Change of Control shall be deemed to occur upon the closing of the respective event or transaction and upon satisfaction of all regulatory or other requirements or conditions in relation to such event or transaction.

1.11	“Collaborator” shall mean (i) in respect of Flexion, a Third Party that Flexion is collaborating with for the purpose of research and development of the Compound and (ii) in respect of AstraZeneca, a Third Party that AstraZeneca or any of its Affiliates is collaborating with in respect of its or their business.

1.12	“Combination Products” means products in forms suitable for human applications that contain Compound as an active ingredient, together with one or more other active ingredients.

1.13	“Commence” or “Commencement” when used to describe a Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial, means the first administration of Compound or Licensed Product or the comparator or the placebo to the first human in such trial related to Compound or Licensed Product.

1.14

“Commercially Reasonable Endeavours” mean, with respect to the performance of each of the obligations of each Party under this Agreement, efforts and resources commonly used in the research-based pharmaceutical industry for compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle. Commercially Reasonable Endeavours after First Regulatory Approval Filing shall be determined on a market-by-market basis for Compound and each Licensed Product, as applicable, provided that it is understood that Commercially Reasonable Endeavours with respect to commercialisation require the Party responsible for commercialisation of Compound or Licensed Product under this Agreement to apply for Health Registration Approval and Exploit Compound or Licensed Product at least in the Major Markets, unless commercialisation in a specific

Major Market is (in itself) commercially not viable and/or reduces the overall economic value of a Compound or Licensed Product. Commercially Reasonable Endeavours require that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate resources designed to meet such goals and objectives.

1.15	“Complaining Party” has the meaning set forth in Section 17.2.

1.16	“Completion” when used to describe a Phase I Clinical Trial, a Phase II Clinical Trial or a Phase III Clinical Trial, means the date of database lock related to such clinical trial, or in the absence of a database lock, the read-out of the trial results and “Complete” shall be construed accordingly.

1.17	“Compound” means the Trk Inhibitor, known as, […***…] which is more particularly described in Schedule 1.

1.18	“Confidential Information” has the meaning set forth in Section 10.1.

1.19	“Control” means, with respect to any item of Information, Patent or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, licence or otherwise, to assign, or grant a licence, sublicence or other right to or under, such Information, Patent or Intellectual Property Right as provided for herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.20	“Data Exclusivity” means any data or market exclusivity periods established by Applicable Law, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.l(a)(iii) of Directive 2001/83/EC (as amended), and all international equivalents.

1.21	“Data Room” a due diligence data room containing the data and information to the extent required and necessary for a party to take an informed decision related to the Compound and Licensed Product(s), that Flexion has generated since the Effective Date, including the final report of clinical trial results, minutes of interactions with regulatory bodies and summary Chemistry, Manufacturing & Controls (“CMC”) as part of a New Drug Application to the FDA and manufacturing data and batch reports.

***Confidential Treatment Requested

1.22	“Develop” or “Development” means, with respect to the Compound and/or Licensed Product(s), the performance of all research, pre-clinical, clinical and regulatory activities required to obtain Health Registration Approval of a Product in the Territory.

1.23	“Direct Licence Agreement” has the meaning set forth in 17.6.6(c)

1.24	“Disclosing Party” has the meaning set forth in Section 10.1.

1.25	“Disclosure Letter” has the meaning set forth in Section 12.2.

1.26	“Effective Date” has the meaning set forth in the preamble to this Agreement.

1.27	“Ethics Standards” means the standards set out in Schedule 2.

1.28	“Europe” means the European Economic Area as it may be constituted from time to time and Switzerland.

1.29	“Exclusive Licensed Know-How” shall mean the Know-How described as such in Schedule 1.1.

1.30	“Expiration Date” has the meaning set forth in Section 17.1.

1.31	“Exploit” and “Exploiting” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep (whether for disposal or otherwise), formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process.

1.32	“Exploitation” means the act of Exploiting a product or process.

1.33	“Field” means the prevention, diagnosis and treatment of medical conditions in humans.

1.34

“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of a Licensed Product in a country in the Territory after all Regulatory Approvals for such Licensed Product have been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales, such as so-called

“treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not be construed as a First Commercial Sale.

1.35	“First Regulatory Approval Filing” means the date on which the first Regulatory Filing for the Compound or Licensed Products in any country in the Territory has been submitted to a Health Authority.

1.36	“Flexion Product Data” has the meaning set forth in Section 17.6.2.

1.37	“Flexion Trademarks” means all Trademarks used by or on behalf of Flexion, its Affiliates or Sublicensees prior to the termination of this Agreement in connection with the Compound or Licensed Products and any registrations thereof, or any pending applications relating thereto.

1.38	“Force Majeure” has the meaning set forth in Section 18.1.

1.39	“Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

1.40	“GMP Study Drug” has the meaning set forth in Section 7.1.

1.41	“Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices (and each as amended from time to time).

1.42	“Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at Title 21 (21 CFR § 58) at the time of testing and all applicable ICH guidelines (and each as amended from time to time).

1.43

“Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and each as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§ 210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active

Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.44	“Grant-Back Patents” means any Patents that, at the termination of this Agreement, Flexion or its Affiliates own or otherwise Control and are necessary or reasonably useful for the Exploitation of the Licensed Products or Compound or that claim or cover Flexion’s Improvements to the Licensed Products or Compound and any freedom to operate and immunity from suit rights granted to Flexion and/or its Affiliates in respect of the Licensed Products or Compound.

1.45	“Health Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Compound or Licensed Products in the Territory.

1.46	“Health Registration Approval” means, with respect to a country in the Territory, any and all approvals, licences, registrations or authorisations of any Health Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) Regulatory Approval, (b) pricing or reimbursement approval in such country, (c) pre- and post-approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto), (d) labelling approval and (e) technical, medical and scientific licences.

1.47	“Improvements” means any invention, discovery, development or modification with respect to Compound or a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, Developed or otherwise made at any time during the term of this Agreement, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of Compound or such Licensed Product, any discovery or Development of any new or expanded indications for Compound or such Licensed Product or any discovery or Development that improves the stability, safety or efficacy of Compound or such Licensed Product.

1.48	“IND Filing” means an Investigational New Drug Application (as more fully defined in Title 21 CFR 312.22 and 312.23) and all amendments and supplements thereto filed with the FDA.

1.49	“Indemnified Party” means a Party seeking to recover a Loss under Section 13.1 or 13.2.

1.50	“Indemnifying Party” means a Party from whom recovery of a Loss is sought under Section 13.1 or 13.2.

1.51	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.52	“Intellectual Property Rights” means trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights and any rights or property similar to any of the foregoing (other than Patents) in any part of the world whether registered or not registered together with the right to apply for the registration of any such rights.

1.53	“IP” has the meaning set forth in Section 17.9.

1.54	“Knowledge” has the meaning set out in Section 12.2.

1.55	“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, techniques, practices, formulae, instructions, skills, techniques, procedures, formulations, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, databases, inventions, specifications, data, results and other material, including: high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology; biological, chemical, biochemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing, stability and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques; in each case, whether or not confidential, proprietary, patented or patentable in written, electronic or any other form now known or hereafter developed.

1.56	“Licensed Know-How” means (a) the Exclusive Licensed Know-How and (b) the Non-Exclusive Licensed Know-How.

1.57	“Licensed Patents” means (a) all patents identified as such and set forth in Schedule 1 hereto, and (b) any patents deriving from the Patents under (a) that AstraZeneca or its Affiliates Control at any time during the term of this Agreement that cover or claim Compound or any Licensed Product in the Territory.

1.58	“Licensed Products” means the Products and the Combination Products.

1.59	“List Two Countries” has the meaning set out in Section 14.1.

1.60	“Losses” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, reasonable lawyers’ fees and disbursements and “Loss” shall be construed accordingly.

1.61	“Major Market” means […***…].

1.62	“Manufacture” and “Manufacturing” and “Manufactured” means, with respect to a Licensed Product or Compound, the synthesis, manufacturing, processing, formulating, packaging, labelling, holding and quality control testing of such Licensed Product or Compound.

1.63	“Net Sales” means the gross amount invoiced for Licensed Products by Flexion and its Affiliates and Sublicensees to Third Parties after deduction of:

1.63.1	normal and customary trade or quantity discounts (including chargebacks and allowances) actually allowed;

1.63.2	amounts repaid or credited by reason of rejection, returns (including allowance for specific return reserves based on notified returns) or recalls of goods, rebates or bona fide price reductions determined by Flexion or its Affiliates or Sublicensees in good faith;

1.63.3

rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare

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or similar state programme in the United States or equivalent governmental programme in any other country;

1.63.4	transportation costs, distribution expenses, special packaging and related insurance charges to the extent that such items are included in the gross amount invoiced;

1.63.5	excise taxes, Indirect Taxes and customs duty imposed on the sale, importation, use or distribution of the Licensed Products (but not including taxes assessed against the income derived from such sale).

Any of the deductions listed above that involves a payment by Flexion or its Affiliates or Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is incurred by such entity. For purposes of calculating the Net Sales of bundled products, deductions shall be apportioned across all products in the bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Licensed Product shall not exceed the percentage rebate or discount applied in total to the bundled products. Similarly the total price payable for a bundled product shall be apportioned between Licensed Product and other product within the bundle on a fair and reasonable basis. For the avoidance of doubt, if in addition to the invoiced amount for a specific shipment of Product, Flexion, an Affiliate or a Sub-Licensee receives another cash payment as consideration for such Product from a Third Party, then that payment will be deemed to be a Net Sale in that Calendar Quarter for the purpose of calculating payments to AstraZeneca from Flexion, its Affiliate or Sub-Licensee.

1.64	“Non-Exclusive Licensed Know-How” means the Know-How specified in Schedule 1.2.

1.65	“Non GMP Study Drug” has the meaning set forth in Section 7.1.

1.66	“Non-OA Indications” means indications in the Field other than Osteoarthritis.

1.67	“Notice Period” has the meaning set forth in Section 17.2.

1.68

“Osteoarthritis” means arthritis typically with onset during middle or old age that is characterized by degenerative and sometimes hypertrophic changes in the bone and cartilage of one or more joints and a progressive wearing down of apposing joint surfaces with consequent distortion of joint position and is marked symptomatically especially by pain, swelling, and stiffness.

1.69	“Other Third Party Licence(s)” has the meaning set out in Section 16.1.2.

1.70	“Party” means either AstraZeneca or Flexion and “Parties” means both AstraZeneca and Flexion.

1.71	“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.72	“Payments” has the meaning set forth in Section 6.12.1.

1.73	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organisation, including a government or political subdivision, department or agency of a government.

1.74	“Phase I Clinical Trial” means a clinical trial during which the Compound or a Licensed Product is given for the first time to a human volunteer or patient.

1.75

“Phase II Clinical Trial” means a clinical trial of a Product in humans, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with Title 21 (21 CFR § 312.2l(b)) or the equivalent legislation in a country other than the United States (as amended from time to time). A Phase II Clinical Trial may be either a Phase II(a) Clinical Trial or a Phase II(b) Clinical Trial.

1.76	“Phase II(a) Clinical Trial” means a Phase II Clinical Trial intended for dose exploration, dose response, duration of effect, kinetic/dynamic relationship and preliminary efficacy and safety study of a candidate drug in the target patient population.

1.77	“Phase II(b) Clinical Trial” means a controlled dose ranging Phase II Clinical Trial to evaluate further the efficacy and safety of a candidate drug in the target patient population and to define the optimal dosing regimen.

1.78	“Phase III Clinical Trial” means a large scale, pivotal, multi-centre, human clinical trial to be conducted in a number of patients estimated to be sufficient to primarily establish efficacy of a Licensed Product in the claim(s) of Osteoarthritis and/or Non-OA Indications and at a standard suitable to obtain a Health Registration Approval to market and sell such Licensed Product in a Major Market. A Phase III Clinical Trial shall also include any well-controlled study intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable Health Registration Approval (such as a combined Phase II/Phase III study, or any Phase III study in lieu of a Phase II study), whether or not such study is a traditional Phase III study.

1.79	“Products” means products in forms suitable for human application that contain the Compound as the sole active ingredient.

1.80	“Proof of Concept” means, with regard to Compound or a Licensed Product, clinical trial results which provide meaningful evidence of efficacy and safety in not less than […***…].

1.81	“Regulatory Approval” means, with respect to a country in the Territory any approval, licence, registration or authorisation approving a Regulatory Filing issued by any Health Authority with respect to a Licensed Product.

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1.82	“Regulatory Documentation” means all applications, registrations, licences, authorisations and approvals (including all Regulatory Filings, Regulatory Approvals and Health Registration Approvals), all correspondence submitted to or received from Health Authorities (including minutes and official contact reports relating to any communications with any Health Authority) and all supporting non-clinical and clinical documents and data. Non-clinical documents and data include but are not limited to toxicology, pharmacology, bioanalytical methods and validation and batch records. The aforementioned supporting documents and data shall be given in their entirety or, at a minimum, in sufficient detail and form to support future Regulatory Filings, Regulatory Approvals and Health Registration Approvals, relating to Compound or any Licensed Products.

1.83	“Regulatory Filing” means a New Drug Application (as more fully defined in Title 21 CFR § 314.5 et. seq) and all amendments and supplements thereto, filed with the FDA or the equivalent application or filing filed with any equivalent Heath Authority outside the United States (including any supra-national agency such as in the European Union) (for example a marketing authorisation application in the European Union or Japanese New Drug Application in Japan) necessary to receive Regulatory Approval with respect to a Licensed Product in such jurisdiction, and including all FDA regulations and equivalent foreign regulations, including all documents, data and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.84	“Retained Patents” means (a) all patent applications and patents identified as such and set forth in Schedule 1 hereto, and (b) any patent applications or patents not identified as such in Schedule 1 hereto that AstraZeneca or its Affiliates Control at any time during the term of this Agreement which are discovered by AstraZeneca or its Affiliates (and notified in writing by AstraZeneca to Flexion) or Flexion after the Effective Date which would restrict Flexion’s ability to exercise the licences granted to it pursuant to Section 3.1 (where Flexion notifies AstraZeneca in writing of Flexion’s discovery of such patent application or patent and AstraZeneca agrees in writing that such a patent application or patent should be covered by this definition), and (c) any Patents deriving from such patent applications or patents that AstraZeneca or its Affiliates Control at any time during the term of this Agreement that cover or claim the Compound in the Territory.

1.85	“Semi-Pure Study Drug” has the meaning set out in Section 7.2.

1.86	“Sublicensee” has the meaning set out in Section 3.5.

1.87	“Territory” means all countries in the world except for those Affected Countries in respect of which this Agreement is terminated.

1.88	“Third Party” means any Person not including the Parties, the Parties’ respective Affiliates or Sublicensees.

1.89	“Third Party Claim” has the meaning set forth in Section 13.1.

1.90	“Third Party Formulation Technology Licences” has the meaning set out in Section 16.1.1.

1.91	“Third Party Licence” has the meaning set forth in Section 16.1.

1.92	“Tier 1”, “Tier 2”, “Tier 3”, “Tier 4” and “Tier 5” each have the meaning set out in Sections 6.2.1-6.2.5 respectively.

1.93	“Trademark” means any word, name, symbol, colour, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by Flexion or its Affiliates or Sublicensees in connection with the Compound or Licensed Products.

1.94	“Trk” means a neurotrophin receptor kinase known as tropomyosin receptor kinase, a high affinity catalytic receptor for neurotrophins, whose receptors comprise three isoforms (TrkA, TrkB and TrkC as more fully described in Schedule 4).

1.95	“Trk Inhibitor” means a compound whose primary known mechanism of action is the direct inhibition of Trk.

1.96	“United States” or “U.S.” means the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.97	“Valid Claim” means, with respect to a particular country, either:

1.97.1

any claim of a granted and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

1.97.2	a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

2	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

3	Grant of Rights

3.1	Licence Grants to Flexion. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to Flexion in each case to Develop and Exploit the Compound and the Licensed Products for all purposes in the Field:

(i)	an exclusive (including with regard to AstraZeneca and its Affiliates) royalty-bearing licence in the Territory, with the right to grant sublicences through multiple tiers pursuant to Section 3.5, under AstraZeneca’s rights, titles, and interests in and to the Licensed Patents and the Exclusive Licensed Know-How, and

(ii)

a non-exclusive royalty-bearing licence in the Territory, with the right to grant sublicences through multiple tiers pursuant to Section 3.5 under AstraZeneca’s rights, titles and interests in and to the Non-Exclusive Licensed Know-How, in each case to Develop and Exploit the Compound and the Licensed Products for all purposes in the Field. For the avoidance of doubt, the grant of rights in this Section 3.1 does not include the right for Flexion to Develop and Exploit any compounds covered or claimed in the Licensed Patents other than the Compound.

3.2	AstraZeneca Retained Rights. The exclusive rights granted to Flexion under Section 3.1 above are subject to the following retained rights:

3.2.1	The right of AstraZeneca, its Affiliates and any Collaborators of AstraZeneca to use the Licensed Patents to the extent only that the relevant use is solely for (a) the purposes of research in Non-OA Indications by and on behalf of AstraZeneca, its Affiliates and Collaborators and not for the purposes of the development or commercialisation of any pharmaceutical product falling within the scope of the Licensed Patents; (b) the research does not include […***…] trials; and (c) disclosure of the results of the research is in connection with […***…].

3.2.2	Notwithstanding the limitations of the rights retained pursuant to sub-section (a) above, the right of AstraZeneca, its Affiliates and any Collaborators of AstraZeneca to use the Licensed Patents (a) to make or have made intermediates other than for the purpose of selling them as active ingredients for the Licensed Products; and (b) to use processes disclosed under the Licensed Patents for any purpose other than any use in relation to Compound or Licensed Products.

AstraZeneca shall be entitled to assign its rights under this Section 3.2 without the prior written consent of Flexion.

3.3

Licensed Know-How. Flexion acknowledges that (a) the Licensed Know-How is secret and substantial and that without the Licensed Know-How, Flexion would not be able to apply to obtain and maintain Health Registration Approvals, (b) such Health Registration Approvals together with the Health Registration Approvals assigned or licensed to Flexion hereunder may give, or may allow Flexion to obtain and maintain, Data Exclusivity with respect to the Compound and Licensed Products,

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(c) access to the Licensed Know-How and such Health Registration Approvals may provide Flexion with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents and the Data Exclusivity, and (d) the milestone payments and royalties set forth in Sections 6.1 and 6.2 are, in part, intended to compensate AstraZeneca for such exclusivity and such competitive advantage, and shall be payable regardless of whether or not Flexion does in fact achieve a competitive advantage therefrom.

3.4	Freedom to Operate. AstraZeneca shall not, and shall procure that its Affiliates, Collaborators, sub-licensees and assigns shall not, enforce any Retained Patents against Flexion, its Affiliates and Sublicensees in respect of any use by Flexion, its Affiliates, and Sublicensees to the extent only that the relevant use is solely for the purposes of exercising the rights granted at Section 3.1 above. If Flexion abandons (without the consent of AstraZeneca) the prosecution and/or maintenance of a Licensed Patent then AstraZeneca’s undertaking in this Section shall automatically terminate with respect to the country in which the Licensed Patent has been abandoned.

3.5

Sublicences. Subject to Section 17.6.5, Flexion shall have the right to grant sublicences through multiple tiers under the licences granted in Section 3.1, to its Affiliates and to any other Persons in the Territory or in any country of the Territory without the prior written consent of AstraZeneca; provided, however, that: (a) Flexion shall ensure the performance by each Sublicensee of the terms of each such sublicence; (b) notwithstanding any such sublicence, Flexion shall remain solely liable for the performance of its obligations hereunder, and (c) Flexion shall promptly after the execution of each such sublicence notify AstraZeneca in writing of such sublicence stating the name of the Sublicensee and the countries covered by such sub-licence; and (d) Flexion shall not seek to grant or grant any sublicences, in any part of the Territory other than Japan, prior to […***…]; and (e) Flexion’s selection of a Sublicensee shall be made in good faith consideration of the Ethics Standards and Flexion shall ensure that any subsequent sublicensee selected by Flexion’s Sublicensee will also make such consideration. Where Flexion grants a sublicence to a Person that is not an Affiliate of Flexion, including to market, promote, sell, distribute or otherwise Exploit Compound or Licensed Products in any country in the Territory such Person shall be a

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“Sublicensee” for the purposes of this Agreement. Flexion shall ensure that all Persons to which it grants sublicences will not exceed the scope of the rights granted to Flexion under this Agreement with respect to the Licensed Patents, the Licensed Know-How and the Retained Patents. The sublicence shall contain obligations on the Sublicensee which are no less onerous than those set out in Section 5.3 (Diligence Obligations, except for Sub-Section 5.3.4), Section 5.5 (Records and Reporting); Section 6.9 (Records Retention and Audit); Section 8 (Ownership of Intellectual Property); Section 9 (Adverse Event Reporting) Section 10 (Confidentiality and Non-Disclosure); Section 17.2 (Termination for Breach); Section 17.6.5 (Effect of Termination on Sublicences); Section 17.8 (Termination upon Insolvency or Bankruptcy); Section 19 (Assignment). Each sublicence granted by Flexion shall further contain such covenants or representations and warranties as reasonably required to ensure that the Sublicensee meets the Ethics Standards during the term of such sublicence and Flexion shall make it a term of any Sublicence granted by it, that Flexion’s Sublicensee will impose such covenants or representations and warranties on any Sublicensee with which it enters into a sublicence. For the avoidance of doubt, any sublicence to be granted by Flexion to a sublicensee will contain a section requiring a Sublicensee not to challenge the validity of the intellectual property licensed to it, on substantially similar terms to Section 17.3.

3.6	AstraZeneca Right of Final Offer.

3.6.1	If Flexion, at any time prior to […***…] is interested in offering rights relating to Compound or a Licensed
Product(s) to a Third Party, Flexion shall have the obligation to inform AstraZeneca promptly in writing accordingly. Within […***…] days after receipt of Flexion’s written notice, AstraZeneca shall confirm to Flexion whether AstraZeneca is interested to review further information related to Compound or such Licensed Product(s). If during the above-mentioned […***…] day period, AstraZeneca confirms that it is not interested, or if AstraZeneca does not contact Flexion at all, then Flexion shall be free to enter into an agreement with a Third Party related to Compound or such Licensed Product without further notice to AstraZeneca.

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3.6.2	If AstraZeneca does confirm its interest to Flexion then as soon as reasonably possible after Flexion receives such confirmation, Flexion shall make available to AstraZeneca a Data Room. Flexion shall allow a reasonable number of AstraZeneca personnel to access the Data Room.

3.6.3	Within […***…] days following the opening of the Data Room to AstraZeneca, AstraZeneca shall advise Flexion if it is interested in acquiring the rights to the Compound and/or Licensed Product(s) offered by Flexion pursuant to a sublicence agreement. If AstraZeneca is interested in acquiring the rights, then it shall make an initial good faith offer as to the commercial terms and conditions on which it would be prepared to acquire the rights offered by Flexion. Following receipt of such initial offer, Flexion shall either enter into non-exclusive good faith negotiations to agree to a definitive sublicence agreement with AstraZeneca with regard to the rights, for a maximum period of […***…] days (or such other time period as the Parties may mutually agree), or reject such offer outright. If the Parties have not agreed a definitive sublicence agreement within the […***…] day period (or such longer period as they may mutually agree) or if Flexion at any time in its discretion terminates such negotiations, then Flexion shall be free to enter into a transaction regarding the Compound or such Licensed Product with any Third Party, provided that, AstraZeneca shall have the right to make a final offer to Flexion within […***…] days after […***…], and provided further that Flexion shall not enter into any agreement with a Third Party on financial terms and conditions which are more favourable for the Third Party when taken in their totality than the terms and conditions last offered by AstraZeneca […***…].

3.7

Exclusivity Term. Flexion’s exclusive position granted by Section 3.1 shall expire with respect to each separate Licensed Product, on a country-by-country basis, on the date when Flexion’s obligation to pay royalties with respect to such Licensed Product pursuant to Section 6.6 expires. Upon expiry of Flexion’s exclusive position with respect to a Licensed Product in a country, Flexion’s licence with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up,

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perpetual and irrevocable and the Net Sales of such Licensed Product in such country shall be excluded from the royalty calculations in Sections 6.2 and 6.3 (but not the thresholds and ceilings contained in Sections 6.2 and 6.4). Flexion and its Affiliates and Sublicensees shall be allowed to continue Exploiting such Licensed Product and using all Non-Exclusive Licensed Know-How in connection therewith on a non-exclusive basis and all Exclusive Licensed Know-How on an exclusive basis in such country with no further consideration to AstraZeneca.

3.8	Assignment of Regulatory Documentation. AstraZeneca hereby assigns to Flexion free of charge all of its rights, title and interest in and to all Regulatory Documentation (if any), Controlled by AstraZeneca as of the Effective Date and will do all further acts and things as needed to perfect such assignment. Flexion shall be responsible for the payment of any fee becoming due after the Effective Date payable by Flexion to Third Parties on the transfer of such Regulatory Documentation. For the avoidance of doubt, such rights assigned pursuant to this Section will be assigned back to AstraZeneca by Flexion in the event of a reversion of rights pursuant to Section 3.6 above.

3.9	Change of Control.

3.9.1	If a Change of Control occurs at any time within […***…] of the Effective Date of this Agreement, then AstraZeneca shall have the right to terminate this Agreement by giving […***…] notice in writing to Flexion. Flexion shall give AstraZeneca notice of any Change of Control of Flexion as soon as practicable (taking into account any restrictions imposed by Applicable Law) and in any event within thirty (30) days after the occurrence of the Change of Control. AstraZeneca’s right to terminate this Agreement under this Section 3.9.1 shall expire at the later of […***…] days after the occurrence or after the notification of such Change of Control.

3.9.2	If a Change of Control occurs after […***…] from the Effective Date but prior to the Commencement of […***…] with respect to Compound, then AstraZeneca shall have the right to terminate this Agreement in its entirety, in accordance with and subject to the following provisions:

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a)	Flexion shall give AstraZeneca written notice of any Change of Control of Flexion as soon as practicable (taking into account any restrictions imposed by Applicable Law) and in any event within thirty (30) days after the occurrence of the Change of Control. Flexion shall, at the same time as it notifies AstraZeneca of the Change of Control, also […***…].

b)	Upon receipt of the notification as per sub-section (a) above, AstraZeneca may in its sole discretion, elect to terminate this Agreement by serving immediate written notice to Flexion.

c)	In case AstraZeneca elects to initiate […***…], AstraZeneca shall, at the latest sixty (60) days after
[…***…], notify Flexion in writing whether AstraZeneca has decided to terminate the Agreement or not.

d)	If AstraZeneca elects to terminate this Agreement in accordance with sub-sections (b) or (c) above, the Applicable Fee (as defined below) shall become due for payment by AstraZeneca within thirty (30) days after AstraZeneca has sent the termination notice to Flexion.

Flexion may, it its sole discretion, at any time after receipt of a termination notice from AstraZeneca (if any) in accordance with sub-sections (b) or (c) above, but by no later than fifteen (15) days after the commencement of the payment period in sub-section (d) above, notify AstraZeneca in writing that Flexion is willing to pay AstraZeneca the Applicable Fee. In such case, and provided that AstraZeneca receives the Applicable Fee within the time period stated below (and subject to a cure period for payment delay under Section 17.2 below), AstraZeneca’s right to terminate for the Change of Control shall be forfeit and this Agreement shall continue in full force and effect as if AstraZeneca had not served the notice to terminate for a Change of Control. The Applicable Fee shall become payable by Flexion within thirty (30) days

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following Flexion’s written notification of its intention to pay to AstraZeneca the Applicable Fee.

3.9.3	For the purposes of this Section 3.9, the “Applicable Fee” shall be defined as follows: If the Change of Control occurs in the period which is later than […***…] after the Effective Date and prior to […***…], then the Applicable Fee shall be […***…]. If the Change of Control occurs in the period which is after […***…], then the Applicable Fee shall be […***…].

3.9.4	If Flexion pays AstraZeneca the Applicable Fee in accordance with Section 3.9.2 above, then it shall be entitled to […***…].

3.10	Japan.

3.10.1	The Parties recognise that Japan is an important market. In consideration for the fact that Japan […***…] for the purposes of this Agreement and in consideration for the enhanced sub-licensing rights which AstraZeneca has granted to Flexion with respect to Japan, the Parties have agreed the following provisions with regard to Japan.

3.10.2	If upon […***…], neither Flexion nor its Sublicensee has […***…] in Japan, then Flexion shall at its option either (a) pay to AstraZeneca […***…] or (b) terminate this Agreement on no less than thirty (30) days prior written notice to AstraZeneca with respect to Japan only whereupon the provisions of Section 17.6.2 shall apply.

3.10.3	If Flexion has sublicensed the rights to Japan prior to […***…] and […***…] then Flexion shall pay to AstraZeneca

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the sublicensing fee in consideration for the rights to sublicense in Japan, of […***…] payable in the manner set out below if and when the following events occur (and in the case of (b), (c) and (d) below within thirty (30) days of the date of AstraZeneca’s written notice to Flexion that such event has occurred):

a)	Upon […***…] an amount of […***…]; and

b)	Upon […***…], an amount of […***…]; and

c)	Upon […***…], an amount of […***…]; and

d)	Upon […***…], an amount of […***…].

3.11	Reversion of Rights in Compound. Subject to the obligation to perform Commercially Reasonable Endeavours to Develop and/or commercialize the Compound or to sublicence, if Flexion decides that it no longer wishes to do so, then it shall promptly notify AstraZeneca in writing of such decision whereupon the rights granted to Flexion pursuant to Section 3.1 with respect to the Compound shall terminate and revert to AstraZeneca and, the provisions of Section 17.6.2 shall apply. For the avoidance of doubt, in the event that Flexion notifies AstraZeneca of such a decision prior to the payment of the second non-refundable payment of […***…] due pursuant to Section 6.1.1, then this amount will become immediately due and payable to AstraZeneca.

3.12

Notification of Flexion by AstraZeneca re: […***…] or other Trk Inhibitors. Flexion agrees that as of the Effective Date, rights to the AstraZeneca compound […***…] or other Trk Inhibitors do not form a part of the Intellectual Property Rights being

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licensed to Flexion pursuant to the terms and conditions of this Agreement. In the event that AstraZeneca is in a position to offer to license such rights to Flexion after the Effective Date, AstraZeneca will perform Commercially Reasonable Endeavours to notify Flexion first of the availability of such rights to […***…] or other Trk Inhibitors. For the avoidance of doubt, the notification obligations of this Section do not constitute a binding obligation upon AstraZeneca to enter into any further agreement with Flexion.

4	Improvements

4.1	Any and all Improvements which Flexion and or its Affiliates or Sublicensees make during the term of this Agreement shall be the sole and exclusive property of Flexion, its Affiliates, and Sublicensees (as the case may be), and save as set out in this Agreement, AstraZeneca shall not acquire any right to or under any such Improvements.

4.2	Flexion shall have the right, at its sole discretion, to apply for and file in its own name any and all Intellectual Property Rights and Patents arising in any Improvement created by Flexion, its Affiliates or any Sublicensee of Flexion.

5	Development

5.1	Know-How Disclosure.

AstraZeneca shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to Flexion, Regulatory Documentation, and Licensed Know-How in each case that is in existence as of the Effective Date, as listed in Schedule 1. In the event that after the Effective Date and the initial disclosure of Regulatory Documentation and Licensed Know-How by AstraZeneca, Flexion has any requests related to transferred Regulatory Documentation and Licensed Know-How in the […***…] after the Effective Date, then AstraZeneca will use reasonable endeavours to answer such requests and provide additional data and reports available at AstraZeneca not yet disclosed to Flexion (if any), provided that AstraZeneca shall not have any obligation to generate any new data not in existence at the Effective Date. After such […***…] period, Flexion may make only limited

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requests as needed by Flexion in the context of any submission to or communication with a Health Authority.

5.2	Research and Development costs. All research and Development costs will be the responsibility of Flexion.

5.3	Diligence Obligations.

5.3.1	Flexion undertakes to use Commercially Reasonable Endeavours at its own cost to, directly or through
Sublicence(s), (a) Develop and commercialise at least one (1) Licensed Product in each Major Market in the Territory in accordance with the terms and conditions of this Agreement, and (b) obtain Health Registration Approval(s) to market and sell at least one (1) Licensed Product in each Major Market in the Territory and (c) market and sell at least one (1) Licensed Product in each Major Market in the Territory.

5.3.2	Flexion shall perform, or cause to be performed, any and all of its Development and commercialisation obligations as set forth in this Agreement, including those obligations identified in Section 5.3.1, in good scientific manner, and in compliance in all material respects with all Applicable Law.

5.3.3	Flexion’s designated person shall report verbally to AstraZeneca’s designated person (the Parties’ designated persons are further specified in Schedule 3 to this Agreement) on a Quarterly basis (at a time and via a media to be mutually agreed between the Parties) on its progress in the Development of the Licensed Products in the Territory in reasonable detail in order to keep AstraZeneca informed of its progress. Such Quarterly updates in respect of Development shall cease upon the First Commercial Sale of the first Licensed Product, unless the Parties agree otherwise.

5.3.4

Flexion’s designated person shall report verbally to AstraZeneca’s designated person (the Parties’ designated persons are further specified in Schedule to this Agreement) on a Quarterly basis (at a time and via a media to be mutually agreed between the Parties) on its progress in the commercialisation of the Licensed Products in the Territory in reasonable detail in order to keep

AstraZeneca informed of its progress, commencing from […***…] prior to the estimated date of First Commercial Sale.

5.4	Breach of Diligence Obligations.

5.4.1	Notification and Meeting. If at any time AstraZeneca has a reasonable basis to believe that Flexion is in breach of its obligations under Section 5.3 with respect to a Major Market, then AstraZeneca shall so notify Flexion, specifying the basis for its belief, and the Parties shall meet […***…] after such notice to discuss in good faith AstraZeneca’s concerns and Flexion’s Development and commercialisation plans with respect to the Licensed Product(s) to attempt to eliminate AstraZeneca’s concerns.

5.4.2	Right of Termination. If after good faith discussions pursuant to Section 5.4.1, AstraZeneca’s concerns have not been eliminated and (a) the Parties have not agreed […***…] under Section 5.4.1 above, upon the reasonable steps to be taken to eliminate such concerns […***…]; or (b) Flexion does not take the agreed upon reasonable steps
[…***…] designed to rectify its breach of its obligations under Section 5.3 in such Major Market […***…] and thereafter diligently pursue such actions, AstraZeneca may exercise its right of termination provided under Section 17.2.

5.5

Records and Reporting. Flexion shall prepare and maintain complete and accurate records regarding the Development and commercialisation of the Licensed Products. Commencing on 31st January 2011 and on each anniversary of this during the term, Flexion shall provide AstraZeneca a report for the previous Calendar Year describing the progress in the Development and commercialisation of Licensed Products in the Territory in reasonable detail in order to keep AstraZeneca informed of its progress. Such report shall cover, in relation to the Compound and Licensed Products, general information on Flexion’s Development and commercialisation activities in the previous Calendar Year and a summary of the activities planned in the next Calendar Year. If and when a Health Registration Approval is obtained in any country of the

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Territory, Flexion shall inform AstraZeneca of such Health Registration Approval within thirty (30) days.

6	Consideration

6.1	Milestone Payments. In partial consideration of the licences and other rights granted by AstraZeneca to Flexion herein and subject to the terms and conditions of this Agreement, Flexion shall pay AstraZeneca the following sums:

6.1.1	a non-refundable payment of USD […***…] ([…***…] United States Dollars) of which USD […***…] is to be paid within thirty (30) days of the Effective Date and the remaining USD […***…] to be paid within one hundred and eighty days (180) of the Effective Date. For the avoidance of doubt, this amount includes a payment from Flexion to AstraZeneca of USD […***…] per kilogramme in consideration for the […***…]);

6.1.2	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days of […***…]; and

Osteoarthritis

For the first Licensed Product Developed by Flexion (or its Affiliates or a Sublicensee) for the treatment of Osteoarthritis:

6.1.3	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

6.1.4	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

6.1.5	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…]

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[…***…];

6.1.6	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

6.1.7	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…]; and

6.1.8	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…].

The milestones payable for Japan shall also be payable in the circumstances set out in Section 3.10 (Japan).

Non-OA Indications

For the first Licensed Product Developed by Flexion (or its Affiliates or a Sublicensee) for the treatment of any Non-OA Indication:

6.1.9	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

6.1.10	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

6.1.11	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…];

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6.1.12	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…]; and

6.1.13	a non-refundable payment of USD […***…] ([…***…] United States Dollars) within thirty (30) days following […***…].

Milestone payments in Section 6.1 will be payable […***…] and will be payable for such […***…]. Other than as outlined above […***…]. Flexion shall notify AstraZeneca within thirty (30) days of any determination, filing or approval that would trigger a payment by Flexion to AstraZeneca under this Section 6.1, with details of the amount of the payment required and funds to meet the payment required.

6.2	Royalties. In addition to the foregoing payments, Flexion shall pay AstraZeneca with respect to the Licensed Products the following royalties on the Net Sales of the Licensed Products in the Territory during each Calendar Year (provided that calculations for the Combination Products are to be made in accordance with the formula set out in Section 6.3 below) in respect of sales of Licensed Products:

6.2.1	[…***…] percent ([…***…]%) of Net Sales for that portion of aggregate Net Sales of those Licensed Products in the Territory during such Calendar Year that are less than USD […***…] ([…***…] United States Dollars) (“Tier 1”) ;

6.2.2	[…***…] percent ([…***…]%) of Net Sales for that portion of aggregate Net Sales of those Licensed Products in the Territory during such Calendar Year that equal or exceed USD […***…] ([…***…] United States Dollars) but are less than USD […***…] ([…***…] United States Dollars) (“Tier 2”); and

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6.2.3	[…***…] percent ([…***…]%) of Net Sales for that portion of aggregate Net Sales of those Licensed Products in the Territory during such Calendar Year that equal or exceed USD […***…] ([…***…] United States Dollars) but are less than USD […***…] ([…***…] United States Dollars) (“Tier 3”); and

6.2.4	[…***…] percent ([…***…]%) of Net Sales for that portion of aggregate Net Sales of those Licensed Products in the Territory during such Calendar Year that equal or exceed USD […***…] ([…***…] United States Dollars) but are less than USD […***…] ([…***…] United States Dollars) (“Tier 4”); and

6.2.5	[…***…] percent ([…***…]%) of Net Sales for that portion of aggregate Net Sales of those Licensed Products in the Territory during such Calendar Year that equal or exceed USD […***…] ([…***…] United States Dollars) (“Tier 5”).

The calculation of royalties under this Section 6.2 shall be conducted separately for each Licensed Product. All sales of a Licensed Product, whether sold for the treatment of Osteoarthritis or Non-OA Indications or as a Combination Product, shall […***…]. Thus if Flexion […***…].

6.3	Combination Products. With respect to Combination Products, the Net Sales used for the calculation of the royalties under Section 6.2 shall be determined as follows:

    A                      X                     Net Sales of the Combination Product, where:

  A+B

A =	standard sales price of the Licensed Product, containing a comparable amount of Compound as the sole active ingredient as the Combination Product in question, in the given country.

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B =	standard sales price of the ready-for-sale form of a product, containing a comparable amount of the other therapeutically active ingredient(s) that is contained in the Combination Product in question, in the given country.

6.3.1	In the event, however, that if, in a specific country, (a) the other therapeutically active ingredient(s) in such Combination Product is not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/C, where C is the standard sales price in such country of such Combination Product, and (b) if a Product containing such compound(s) is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in such country of the other therapeutically active ingredient(s) in the Combination Product and C is the standard sales price in such country of the Combination Product. The standard sales price for the Product containing such compound(s) and for each other active ingredient shall be for a quantity comparable to that used in such Combination Product and of the same class, purity and potency.

6.3.2	If, in a specific country, the foregoing calculations do not fairly represent the value of the various active ingredients included in a Combination Product, the allocation of Net Sales for such Combination Product shall be negotiated by the Parties in good faith comparable to such Product or such other active ingredients, as applicable.

6.3.3	If, after good faith negotiations the Parties cannot agree on the appropriate allocation of Net Sales for such a Combination Product in any given country, then either Party shall have the right to refer such dispute to an independent third party who has had experience in a Major Market pricing and reimbursement authority and who is acceptable to both Parties, (agreement not to be unreasonably withheld or delayed by either Party).

6.4	Sales Related Payments.

Flexion shall pay to AstraZeneca the following sales related payments:

(i)	USD […***…] ([…***…] United States Dollars) when cumulative Net Sales across all Licensed Products throughout the Territory exceed USD […***…] ([…***…] United States Dollars) for the first time.

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(ii)	USD […***…] ([…***…] United States Dollars) when cumulative Net Sales across all Licensed Products throughout the Territory exceed USD […***…] ([…***…] United States Dollars) for the first time.

(iii)	USD […***…] ([…***…] United States Dollars) when cumulative Net Sales across all Licensed Products throughout the Territory exceed USD […***…] ([…***…] United States Dollars) for the first time.

(iv)	USD […***…] ([…***…] United States Dollars) when cumulative Net Sales across all Licensed Products throughout the Territory exceed USD […***…] ([…***…] United States Dollars) for the first time.

6.4.2	The sales related payments shall be paid at the end of the Calendar Quarter in which the relevant Net Sales threshold was achieved at the same time as Flexion pays the royalties due for that Calendar Quarter.

6.4.3	The sales-related payments set out above are subject to increase in accordance with the terms of Section 16 below (Potential Third Party Rights).

6.5	Reduction of Royalty.

In the event that, or from and after the date on which, (a) […***…] exists in a country, and (b) […***…] exists in such country, the royalty rate payable to AstraZeneca by Flexion under Section 6.2 with respect to Net Sales of such Licensed Product in such country, shall be […***…]. Any royalties owed to AstraZeneca after such a reduction in the royalty rate shall be compensation for Flexion’s use of the Licensed Know-How in accordance with Section 3.3.

6.6	Royalty Term. Flexion’s obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Licensed Product, on the date of First

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Commercial Sale of such Licensed Product in such country. The obligation shall expire, on a country-by-country basis, with respect to each separate Licensed Product on the later to occur of (a) the twelfth (12th) anniversary of the First Commercial Sale of such Licensed Product in such country, and (b) such time as there is no longer (i) any Valid Claim of a Licensed Patent that claims or covers the Exploitation of such Licensed Product in such country, and (ii) any Data Exclusivity with respect to such Licensed Product in such country.

6.7	Sales Subject to Royalties. Sales between Flexion, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on Flexion’s, its Affiliates’ and its Sublicensees’ sale of the Licensed Products to a Third Party. Royalties shall be payable only once for any given batch of the Licensed Products. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold to third party wholesalers, pharmacies or other customers when it leaves Flexion’s premises or those of its subcontractor and a “sale” shall not include, and no royalties shall be payable on, transfers of Licensed Products that are used as samples or in clinical trials or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

6.8	Royalty Payments. The royalties shall be calculated Quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. Flexion shall pay the royalties in conjunction with the delivery of a written report to AstraZeneca within sixty (60) days after the end of each Calendar Quarter that shows, with respect to each country and each Licensed Product, the sales volume, gross sales amount and Net Sales of the Licensed Products during such Calendar Quarter.

6.9	Records Retention; Audit.

6.9.1

Flexion shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate records or books of account in accordance with generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Licensed Product. Such books and records shall be retained by Flexion and its Affiliates and Sublicensees until the later of (a) five (5) years after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.9.2	Upon the written request of AstraZeneca, Flexion shall, and shall cause its Affiliates to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than […***…] per year and not more than […***…] for the same reporting period (unless Flexion or AstraZeneca provide reasonable reasons for a […***…] audit of such a reporting period to be performed), all or any part of the records and hooks of Flexion and its Affiliates necessary to check the accuracy of the royalties paid. Such a review may look back on the preceding […***…] years of records and books of Flexion and its Affiliates. The accounting firm shall enter into appropriate obligations with Flexion to treat all information it receives during its inspection in confidence, subject to its reporting obligations to AstraZeneca in respect of the accuracy of the royalty payments made. In the event of any finding of understatement or underpayment of royalties, Flexion will pay the unpaid amount to AstraZeneca with interest calculated from the date of underpayment pursuant to the terms of Section 6.13 below. The charges of the accounting firm conducting the review shall be paid by […***…], except that if the royalties paid to AstraZeneca have been […***…] by more than […***…], the costs of such accounting firm shall be paid by […***…]. In the event of a […***…] audit for a particular reporting period becoming necessary as a result of an act or omission of Flexion in the […***…] audit of such reporting period, […***…] will pay for its own costs incurred in the conduct of such a […***…] audit, and for the avoidance of doubt, […***…] will not pay for any costs incurred by […***…] related to such an audit. Further, Flexion will include in any sublicence similar rights for itself to audit the Sublicensee (and for the Sublicensee itself to audit its sublicensee in turn) to those contained earlier in this Section 6.9.2. Flexion will provide AstraZeneca’s auditor with such documents as AstraZeneca reasonably requests that have been generated by an auditor in respect of that auditor’s review of any Sublicensee such that AstraZeneca is in a position to meet all

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requirements of a requesting tax authority. In the event that a tax authority requires further information to be disclosed by Flexion, Flexion agrees to assist such a tax authority as required.

6.9.3	In the event of a dispute regarding the amount of royalties owed to AstraZeneca under Section 6.2 or 6.3, AstraZeneca and Flexion shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for arbitration to a certified public accounting firm selected jointly by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Arbitrator”). The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial review shall be borne by the losing Party. Not later than ten (10) days after such decision, Flexion shall pay to AstraZeneca any additional royalties owed to AstraZeneca in accordance with such decision.

6.9.4	The receiving Party shall treat all information subject to review under this Section 6.9 in accordance with the confidentiality provisions of Article 10 and the Parties shall cause the Arbitrator to enter into a reasonably acceptable confidentiality agreement with Flexion obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.10	Mode of Payment. All payments set forth in this Article 6 shall be remitted by wire transfer to the following bank account of AstraZeneca or such other account as AstraZeneca may designate in writing to Flexion:

BANK ACCOUNT

Pay to: […***…]

For the account of: […***…].

For further credit to: […***…]

IBAN: […***…]

6.11	Currency. All payments required under this Article 6 shall be made in U.S. Dollars. If any currency conversion shall be required in connection with any payment

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hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the first Business Day of each Calendar Quarter and the last Business Day of each month in the Calendar Quarter to which such payments relate.

6.12	Taxes.

6.12.1	General. The royalties, milestones and other amounts payable by Flexion to AstraZeneca pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. AstraZeneca alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Flexion) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Flexion shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of applicable withholding tax, it may deliver to Flexion or the appropriate governmental authority (with the assistance of Flexion to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Flexion of its obligation to withhold tax, and Flexion shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Flexion has received evidence, in a form reasonably satisfactory to Flexion, of AstraZeneca’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Flexion withholds any amount, it shall pay to AstraZeneca the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to AstraZeneca proof of such payment within sixty (60) days following that payment.

6.12.2	Indirect Taxes. Notwithstanding anything contained in Section 6.12.1, this Section 6.12.2 shall apply with respect to Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Flexion shall pay Indirect Taxes at the applicable rate in respect of any such Payments following the receipt of an Indirect Taxes invoice in the appropriate form issued by AstraZeneca in respect of those Payments, such Indirect Taxes to be payable on the later of the due date of the payment of the Payments to which such Indirect Taxes relates and sixty (60) days after the receipt by Flexion of the applicable invoice relating to that Indirect Taxes payment.

6.13	Interest on Late Payment. If any payment due to AstraZeneca under this Agreement is overdue then Flexion shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of […***…] published in respect of the period starting on the due date of payment and ending on the actual date of payment, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

7	Purchase of Study Drug

7.1	After payment by Flexion to AstraZeneca at a rate of USD […***…] per kilogramme (which payment for the avoidance of doubt is included in the milestone payment under Section 6.1.1 and shall not exceed USD […***…]), AstraZeneca shall provide up to […***…] of GMP Study Drug […***…] and up to […***…] of non-GMP Study Drug […***…] that AstraZeneca has stored (the “GMP Study Drug” and “Non GMP Study Drug” respectively) available to Flexion at locations in the United States to be designated by AstraZeneca.

7.2

In addition, AstraZeneca at its sole discretion shall provide up to […***…] of Semi Pure Study Drug (the “Semi Pure Study Drug”) available to Flexion at a location to be designated by AstraZeneca. Flexion shall at its own cost and risk, take possession of such GMP Study Drug, Non-GMP Study Drug and Semi Pure Study Drug by collecting it at said location and AstraZeneca shall co-operate fully with Flexion to enable

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shipping of GMP Study Drug, Non-GMP Study Drug and Semi Pure Study Drug to a destination of Flexion’s choosing. For the avoidance of doubt, any GMP Study Drug, Non-GMP Study Drug and Semi Pure Study Drug provided will be provided as-is, without a current certificate of analysis (CoA). For the GMP Study Drug, AstraZeneca will provide the last CoA dated 22nd February 2008, Statement of GMP compliance dated 12th April 2007 and a TSE Statement dated 12th February 2008. For the Semi Pure Study Drug, AstraZeneca shall provide the Statement of GMP Compliance dated 22nd October 2008 and the TSE Statement dated 22nd October 2008.

7.3	If the GMP Study Drug or the Semi Pure Study Drug are to be used in clinical study, Flexion shall undertake the responsibility of ensuring the GMP Study Drug or the Semi Pure Study Drug meets all regulatory and other legal requirements for such use meeting the standards as described in the IND Filing for the Compound to the extent applicable to comply with the prevailing regulatory and other legal requirements. Flexion hereby undertakes to use any Non-GMP Study Drug only for non-clinical studies. Flexion undertakes to indemnify AstraZeneca for all Losses incurred by AstraZeneca as a result of such use of the GMP Study Drug, Non-GMP Study Drug and Semi-Pure Study Drug in accordance with Section 13.1 below.

8	Ownership of Intellectual Property

8.1	Ownership of Technology. Subject to Section 8.2 and the licence grants to Flexion under Section 3.1, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Know-How and other inventions that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, by or on behalf of such Party under or in connection with this Agreement (or its Affiliates or its licensors or sublicensees), whether or not patented or patentable, and any and all Patent and Intellectual Property Rights with respect thereto, and (b) other Know-How or other inventions, and Patent and Intellectual Property Rights that are owned or otherwise Controlled (other than pursuant to the licence grants set forth in Section 3.1) by such Party, its Affiliates or its Licensors or sublicensees.

8.2	Ownership of Licensed Patents and Licensed Know-How. Subject to the licence grants to Flexion under Section 3.1 as between the Parties, AstraZeneca shall own and retain all right, title and interest in and to all Licensed Patents and Licensed Know-How.

8.3	Ownership of Retained Patents. As between the Parties, AstraZeneca shall own and retain all right, title and interest in and to all Retained Patents and without prejudice to Section 3.4 grants no right, title and interest in or to the Retained Patents to Flexion.

9	Adverse Event Reporting

Flexion shall undertake all responsibility for all pharmacovigilance activities relating to the safety of each Licensed Product and will ensure that all Sublicensees comply with such obligations to the same standards.

10	Confidentiality and Non-Disclosure

10.1	Defined; General Obligations.

10.1.1	In this Agreement, “Confidential Information” shall, subject to Section 10.3, mean any and all data, results, know-how (including the Licensed Know-How), plans, business information and other Know-How, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement. At all times during the term of this Agreement and for a period of five (5) years following termination or expiration hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees to keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the “Disclosing Party”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

10.2	Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1	made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall, where practical and permitted, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued and, where permitted, have the commercial terms redacted; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

10.2.2	made by the Receiving Party to a Health Authority as may be necessary in connection with any filing, application or request for or to achieve a Health Registration Approval; provided, however, that reasonable measures shall be taken to ensure confidential treatment of such information, to the extent such protection is available;

10.2.3	made by the Receiving Party to a patent authority as may be necessary or reasonably useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Article 15); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.4	otherwise required by law; provided, however, that the Receiving Party shall (a) provide the Disclosing Party, where practicable and permitted, with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment; or

10.2.5

made by Flexion or its Affiliates or Sublicensees to Third Parties as may be necessary in connection with the Development, Exploitation or Manufacture of the Compound or the Licensed Products as contemplated by this

Agreement, including permitted subcontracting or sublicensing transactions in connection therewith provided all such disclosures are subject to obligations of confidentiality substantially similar to the terms set out in this Article 10; or

10.2.6	made by Flexion to Third Parties in connection with fund raising or financings or a due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or financial institutions or advisors in financing documents, provided in each case that any such Third Party agrees to be bound by obligations of confidentiality and non-use on substantially similar terms as those set out in this Article 10. for a minimum period of three years.

Notwithstanding the foregoing, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties shall reasonably agree on a redacted version of this Agreement as necessary to protect the Confidential Information of the other Party prior to making such disclosure.

10.3	Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information that

10.3.1	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

10.3.2	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party;

10.3.3	is subsequently received by the Receiving Party or its Affiliates from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

10.3.4	is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

10.3.5	is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

10.4	Publications.

During the term of this Agreement, Flexion shall have the sole right to publish any papers regarding results and other information related to Compound and Licensed Products or the development thereof, including oral presentations and abstracts. Upon submission for peer review, Flexion shall provide AstraZeneca with a copy of each such proposed publication.

10.5	Use of Name. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those disclosures for which consent has previously been obtained. The restrictions imposed by this Section 10.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 10. Further, the restrictions imposed on each Party under this Section 10.5 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 10,

10.6

Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in this Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Article 10 will result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of this Article 10 by one Party, the other Party shall be authorised and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such other Party may be entitled in law or equity. Nothing in this Section 10.6 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11	Trademarks

Flexion shall have the sole right to select the Trademarks for the marketing and sale of the Licensed Products in the Territory. Flexion shall own such Trademarks and all rights and goodwill with respect thereto.

12	Representations and Warranties

12.1	Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

12.1.1	Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

12.1.2	Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the Intellectual Property Rights of any other party.

12.1.3	Consents, Approvals, etc. All necessary consents, approvals and authorizations of all Health Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

12.1.4	Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

12.1.5	Debarment. Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. Each Party will inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person performing services hereunder.

12.1.6	Compliance with Applicable Laws.

Each Party shall use all reasonable efforts to comply with all Applicable Laws in exercising its rights and complying with its obligations pursuant to this Agreement.

12.2	Additional Representations and Warranties of AstraZeneca. As of the Effective Date and subject to the disclosures against such warranties made in Schedule 5 (the “Disclosure Letter”), AstraZeneca represents and warrants to Flexion that within AstraZeneca’s Knowledge, (where “Knowledge” means the good faith understanding of the […***…] and the […***…] of the facts and information in their possession as at the Effective Date, and without any duty to conduct any investigation with respect to such facts and information):

12.2.1	AstraZeneca Controls the Patents listed in Schedule 1 and the Licensed Know-How, and is entitled to grant the licences specified herein and except as set forth in Section 3.1, neither AstraZeneca nor any of its Affiliates has granted any licence or other right to any Third Party with respect to the Compound, Licensed Products, Licensed Patents or Exclusive Licensed Know-How;

12.2.2	To AstraZeneca’s Knowledge, the Licensed Patents are being procured from the respective Patent Offices in accordance with Applicable Law;

12.2.3	AstraZeneca has not received notice from any Third Party claiming that the manufacture, use or sale of the Compound or Licensed Products infringes the Patents of any Third Party;

12.2.4	AstraZeneca is not a party to any legal action, suit or proceeding relating to the Compound, Licensed Products, Licensed Patents or Licensed Know-How;

12.2.5	To AstraZeneca’s Knowledge, it has not withheld any material information relating to (a) pre-clinical and clinical data, regulatory filings and regulatory communications, relating exclusively to the Compound and the Licensed Products and (b) the filing and prosecution of the Licensed Patents, and (c) ownership of the Licensed Patents and the Licensed Know-How.

For the avoidance of doubt Flexion acknowledges and agrees that AstraZeneca shall not be in breach of this warranty for failure to disclose, and shall be under no obligation to disclose, to Flexion any opinions created or obtained by or on behalf of AstraZeneca with regard to the potential infringement or non-infringement of any intellectual property rights of Third Parties.

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12.3	DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 12.1 AND 12.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR IN THE CASE OF ASTRAZENECA ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13	Indemnity

13.1	Indemnification of AstraZeneca. In addition to any other remedy available to AstraZeneca, Flexion shall indemnify, defend and hold harmless AstraZeneca, its Affiliates and its and their directors, officers and employees (“AstraZeneca Indemnitees”) in full and on demand, from and against any and all Losses incurred by them to the extent resulting from, or arising out of, or in connection with, any claims made or suits brought by a Sublicensee or Third Party (collectively, “Third Party Claims”) against any AstraZeneca Indemnitee, that arise or result from (a) any intentional misconduct or negligence on the part of Flexion or its Affiliates in performing any activity contemplated by this Agreement, or the breach of any provision of this Agreement by Flexion or (b) the Exploitation by Flexion or its Affiliates or Sublicensees of the Licensed Products (including any claims for death, personal injury or infringement of a Third Party’s rights) or (c) the use of Study Drug provided by AstraZeneca to Flexion under Article 7 above, except where and to the extent that any such Third Party Claims or Losses have been caused or increased by the negligence or wilful misconduct of any AstraZeneca Indemnitee after the Effective Date of this Agreement.

13.2

Indemnification of Flexion. In addition to any other remedy available to Flexion, AstraZeneca shall indemnify, defend and hold harmless Flexion, its Affiliates and its and their directors, officers and employees (“Flexion Indemnitees”) in full and on demand, from and against any and all Losses incurred by them to the extent resulting from, or arising out of, or in connection with, any Third Party Claims against any Flexion Indemnitee, that arise or result from any intentional misconduct or negligence on the part of AstraZeneca or its Affiliates in performing any activity contemplated by this Agreement, or the breach of any provision of this Agreement by AstraZeneca, except where and to the extent that any such Third Party Claims or Losses have been caused or increased by the negligence or wilful misconduct of any Flexion Indemnitee after the Effective Date of this Agreement.

13.3	Indemnification Procedure. Should the Indemnified Party intend to claim indemnification hereunder from the Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Losses in respect of which the Indemnified Party intends to claim such indemnification and the Indemnifying Party shall be entitled, but not obligated, to assume the defence of any Third Party Claim thereof with counsel selected by it. The Indemnified Party, including its Affiliates, directors, officers and employees, shall co-operate fully, at the Indemnifying Party’s expense, with the Indemnifying Party and its legal representatives in the investigation and defence of any Third Party Claim covered by this indemnification. The indemnification shall not apply to amounts paid in settlement of any Third Party Claim if such settlement is effected without the consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

13.4	LIMITATION ON DAMAGES. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 13.1 OR 13.2, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT OR COMPOUND DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER, (b) THE USE OR REFERENCE OF THE LICENSED PATENTS, LICENSED KNOW-HOW, REGULATORY DOCUMENTATION, OR (c) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

13.5	Insurance. Flexion shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Compound and the Licensed Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide AstraZeneca with confirmation of such insurance in that regard, and any amendments and revisions thereto.

14	Maintenance and Prosecution of Patents

14.1	Licensed Patents. Flexion shall at its sole cost and expense, using reputable patent and legal counsel of its own choosing, file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain the Licensed Patents in at least the List Two Countries (the “List Two Countries” are defined as those counties set out in Exhibit 2 to this Agreement). In the prosecution, maintenance, and defence of the Licensed Patents, Flexion shall always act in good faith and in the best interests of obtaining and maintaining a scope of claims providing sufficient exclusionary protection to commercialise Licensed Products or Compound.

14.2

Co-operation. AstraZeneca shall, and shall cause its Affiliates, as applicable, to cooperate fully with Flexion in the preparation, filing, prosecution, and maintenance of the Licensed Patents. Such cooperation includes (a) executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable Flexion to file, prosecute and maintain the Licensed Patents in any country, and (b) informing Flexion of matters that may affect the preparation, filing, prosecution or maintenance of any such Licensed Patents. Flexion shall provide AstraZeneca with an opportunity to review and comment on the nature and text of new or pending applications for Licensed Patents and shall advise AstraZeneca, if practicable and possible, at least one (1) month before each patent prosecution deadline as to the response that Flexion proposes to make. If AstraZeneca provides to Flexion comments with respect to any such application or submission, to the extent such comments relate to any Licensed Patents, Flexion shall reasonably consider such comments, it being understood that Flexion retains the right to determine whether to comply with or incorporate such comments, if at all. Flexion shall advise AstraZeneca on an annual basis of progress in the prosecution of all patent applications and in the maintenance or extension of patents falling within the

Licensed Patents and shall, on request, furnish AstraZeneca with a copy of the patent application, patent or other document pertinent to the prosecution, maintenance or extension of such applications and patents.

14.3	Additional Patent Protection. Flexion may seek additional patent protection for the Compound or Licensed Products in any part of the Territory, for example, by way of patent registration, patent of importation or revalidation or the like in the name of Flexion, at […***…]. Any such additional patents shall be […***…] for the purposes of this Agreement.

15	Enforcement of Patents

15.1	Rights and Procedures.

15.1.1	In the event that either Party reasonably believes that a Third Party may be infringing any of the Licensed Patents such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. […***…] shall have the […***…], through counsel of its choosing and at […***…], to take any measures it deems appropriate to stop such infringing activities by such Third Party in any part of the Territory. Upon reasonable request by […***…], […***…] shall give […***…] all reasonable information and assistance, including allowing […***…] access to […***…] files and documents and to […***…] personnel who may have possession of relevant information at […***…]. If necessary for […***…] to prosecute any legal action, […***…] may request […***…] to join in the legal action provided that […***…] shall hold […***…] harmless from and against any and all costs and expenses of such litigation. If […***…] upon […***…] request so joins such legal action, […***…] may be represented by counsel of its own choosing, but […***…] shall not be subject to […***…] obligation to indemnify hereunder.

15.1.2

In the event […***…] fails within forty-five (45) days following notice of such infringement, or earlier notifies […***…] in writing of its intent not to take commercially appropriate steps to remove any infringement of any Licensed Patent, then,
[…***…] shall have the […***…], to do so at

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[…***…]. Upon reasonable request by […***…], […***…] shall give […***…] all reasonable information and assistance, including allowing […***…] access to […***…] files and documents as is reasonable and during normal business hours wherever such items are kept, and to […***…] personnel who may have possession of relevant information at its own expense. If necessary for […***…] to prosecute any legal action, […***…] may request […***…] to join in the legal action provided that […***…] shall hold […***…] harmless from and against any and all costs and expenses of such litigation. If […***…] upon […***…] request so joins such legal action, […***…] may be represented by counsel of its own choosing, but […***…] shall not be subject to […***…] obligation to indemnify hereunder.

15.1.3	Notwithstanding the foregoing, if either Party receives any notice of certification regarding the Licensed Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or
(j)(2)(A)(vii)(IV)) (“ANDA ACT”) claiming that any Licensed Patents are invalid or unenforceable or claiming that the Licensed Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA ACT is filed, or (b) any equivalent or similar certification or notice in any other jurisdiction, it shall provide the other Party with a copy of such notice of certification within ten (10) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in this Section 15.1; provided, however, that if […***…] elects not to bring suit against the Third Party providing notice of such certification within thirty (30) days of receipt of such notice, […***…] shall have the […***…] at […***…], to bring suit against such Third Party. If either Party upon the other Party’s request joins such legal action, such other Party may be represented by counsel of its own choosing but any costs and expenses of such counsel shall not be subject to the other Party’s obligation to indemnify hereunder.

15.2

Sublicensees. In the event that either Party reasonably believes that a Sublicensee may be infringing any of the Licensed Patents by acting beyond the scope of the licence granted to Flexion under this Agreement, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement

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complained of and furnishing the information upon which such determination is based. Flexion shall have a period of ninety (90) days in which to resolve the matter with the Sublicensee and bring the infringing activity to an end. If Flexion has not brought the infringing activity to an end or cannot demonstrate to AstraZeneca that it has taken appropriate steps to bring the infringing activity to an end, then AstraZeneca shall have the rights set out in Section 15.1 as if the Sublicensee were a Third Party.

15.3	Costs and Expenses. Each Party shall bear […***…] costs and expenses relating to any enforcement action pursuant to Section 15.1. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that pursued such enforcement action; provided, however, that any amount received by […***…] over and above its costs and expenses shall […***…].

16	Potential Third Party Rights

16.1	Third Party Licences. If the Exploitation of the Compound or Licensed Products by Flexion, its Affiliates or any of its Sublicensees infringes or misappropriates any Patent or any Intellectual Property Right of a Third Party in any country, such that Flexion or any of its Affiliates or Sublicensees cannot Exploit the Compound or the Licensed Products in such country without infringing the Patent or Intellectual Property Right of such Third Party, then […***…] shall secure from such Third Party such rights (“Third Party Licence”) as are necessary for the Exploitation of Compound and Licensed Products in such country. […***…] shall be […***…] responsible for […***…] of all royalty and other payments in connection with the securing of any such rights, subject to the following:

16.1.1

If Flexion for the Exploitation of the Compound or Licensed Products requires a Third Party Licence for formulation technology or has to pay royalties to the vendor of the commercially formulated compound (“Third Party Formulation Technology Licences”) and has sublicensed rights in the Compound or Licensed Products, then Flexion may elect by written notice to AstraZeneca that […***…] of the royalties actually paid under such Third Party

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Formulation Technology Licence by Flexion for the sale of such Licensed Product in such country for a Calendar Quarter shall be creditable against the royalties payable to AstraZeneca on Net Sales made by or on behalf of the Sublicensee in such country for the same Calendar Quarter subject to a maximum royalty reduction of […***…] (as such terms are defined in Section 6.2.1 to 6.2.5 above), provided that Flexion shall […***…] within thirty (30) days of the execution of Flexion’s notice referred to above, and provided further that Flexion agrees to […***…] each of the sales related payments under Section 6.4(ii) and Section 6.4 (iii) above, if and when such payment becomes payable to AstraZeneca. For the sake of clarification, the aggregate compensation payable to AstraZeneca according to this Section 16.1.1 shall not […***…].

16.1.2	If Flexion for the Exploitation of the Compound or Licensed Products requires at any time a Third Party Licence other than a Third Party Formulation Technology Licence (“Other Third Party Licence(s)”) and has sublicensed rights in the Compound or Licensed Products, then Flexion may elect by written notice to AstraZeneca that
[…***…] of the royalties actually paid under such Other Third Party Licence by Flexion for the sale of such Licensed Product in such country for a Calendar Quarter shall be creditable against the royalties payable to AstraZeneca on Net Sales made by or on behalf of the Sublicensee in such country for the same Calendar Quarter subject to a maximum royalty reduction of […***…] as such terms are defined in Section 6.2.1 to 6.2.5 above and further provided that such Other Third Party Licence is required to […***…].

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16.1.3	Flexion may either elect to utilise the royalty reduction under Section 16.1.1 for Third Party Formulation Technology Licences or under Section 16.1.2 for Other Third Party Licences, but may not elect to utilise such royalty reduction under both Sections 16.1.1 and 16.1.2, even if Flexion may for the Exploitation of the Compound or Licensed Products require both a Third Party Formulation Technology Licence and an Other Third Party Licence and AstraZeneca’s total royalty reduction shall […***…].

16.2	Invalidity or Unenforceability Defences or Actions.

16.2.1	In the event that a Third Party asserts, as a defence or as a counterclaim in any infringement action under Section 15.1, that any Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party. […***…] shall have […***…], at […***…] through counsel of its choosing, to respond to such defence or defend against such counterclaim (as applicable) and, if […***…] is pursuing the applicable infringement action under Section 15.1, […***…] shall allow […***…] to control such response or defence (as applicable). If […***…] determines not to respond to such defence or defend against such counterclaim (as applicable), […***…] shall, at […***…], have the right to respond to such defence or defend against such counterclaim (as applicable); provided, however, that […***…] shall obtain the written consent of
[…***…], not to be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise concluding such defence or counterclaim.

16.2.2

Similarly, if a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. […***…] shall have […***…], at […***…], through counsel of its choosing, to defend against such action or claim. If […***…] determines not to assume such defence, […***…] shall, at […***…], have the right to defend against such action or claim; provided, however, that
[…***…] shall obtain the written consent of […***…], not to be

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unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise compromising any such action or claim.

16.2.3	Each Party shall provide to the other all reasonable assistance requested by the other in connection with any action, claim or suit under this Section 16.2, including allowing access to files and documents and to personnel who may have possession of relevant information. In particular, each Party shall upon reasonable request make available to the other, free of charge, all information in its possession or control of which it is aware that will assist the other Party in responding to any such action, claim or suit,

16.2.4	Where a Sublicensee is deemed, by virtue of Section 15.2 above to have become a Third Party for the purposes of Section 15.1, such Sublicensee shall be deemed to be a Third Party for the purposes of this Section 16.2 also.

16.3	Third Party Litigation. In the event of any actual or threatened suit against Flexion or its Affiliates, Sublicensees or customers alleging that the Exploitation of Compound or Licensed Products or that the Exploitation of a Licensed Patent or the Licensed Know-How or any part thereof hereunder infringes the Patent or Intellectual Property Rights of any Person, […***…] shall, at […***…], assume direction and control of the defence of claims arising therefrom; provided, however, that […***…] shall obtain the written consent of […***…], not to be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise compromising such claims with respect to any Licensed Patents and Licensed Know-How.

16.4	Retained Rights. Nothing in this Article 16 shall prevent Flexion, at its own expense, from obtaining any licence or other rights from Third Parties that it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

17	Term and Termination

17.1

Term and Expiration. This Agreement shall become effective as of the Effective Date and shall continue in effect until such time as Flexion no longer owes any royalty payments to AstraZeneca under this Agreement (the “Expiration Date”), unless earlier terminated in accordance with this Article 17 (Term and Termination) or

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Section 18.4 (Force Majeure). On the Expiration Date, the provisions of Section 3.7 shall come into effect.

17.2	Termination for Breach. In the event that either Party (the “Breaching Party”) shall be in material default in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement in its entirety or with respect to the country or countries to which such material default applies by ninety (90) days prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period; provided further, that if Flexion is in default with respect to its obligations under Section 5.3 (Diligence Obligations) in […***…] then AstraZeneca shall have the right to terminate this Agreement with respect to […***…]. A termination notice may not be given for a dispute relating to the amount of royalties owed to AstraZeneca provided that the Parties are seeking to remedy the dispute in compliance with Section 6.9.3 of this Agreement. Notwithstanding the foregoing, any right to terminate under this Section 17.2 shall be stayed and the Notice Period stayed in the event that during the Notice Period, the Party alleged to have been in material breach shall have initiated the dispute resolution procedure in accordance with Section 23 and provided that the Party alleged to have been in material breach diligently and in good faith co-operates in the prompt resolution of such dispute resolution proceedings.

17.3

Termination by AstraZeneca. In the event that Flexion or any of its Affiliates or Sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable, then AstraZeneca shall have the right to immediately terminate this Agreement, on

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provision of written notice to Flexion, or in respect of any such action by a Sublicensee, AstraZeneca may require that Flexion terminates the sublicense. For the avoidance of doubt, the termination of this Agreement under this Section 17.3 will, subject to Section 17.6.5 below, terminate any sublicence granted by Flexion to a sublicensee of any Intellectual Property Rights licensed to it by AstraZeneca under this Agreement.

17.4	Termination by Flexion.

Flexion shall have the right at any time during the term of this Agreement to terminate this Agreement in its entirety or with respect to one or more countries for any reason upon no less than three (3) months’ prior written notice to AstraZeneca provided that if Flexion elects to terminate this Agreement with respect to […***…] it shall be deemed to have terminated the Agreement with respect to […***…].

17.5	Territorial Effect of a Termination Notice.

17.5.1	In case of termination by Flexion without cause pursuant to Section 17.4 (Termination by Flexion) such termination notice may be made with respect to one country or several specific countries as determined by Flexion (the “Affected Countries”). In the case of any termination notice for breach pursuant to Section 17.2 (Termination for Breach) if the breach of the other Party relates to or takes effect only in certain countries (also, the “Affected Countries”), such termination notice may only be given with respect to such Affected Countries and must state the Affected Countries.

17.5.2	In case of any termination notice for breach pursuant to Section 17.2 (Termination for Breach) by either Party, such termination may be made with respect to the entirety of this Agreement only, if the breach of the other Party relates to or takes effect in at least two or more countries of the Territory and/or affects this Agreement in a global manner, in which case the termination notice must state that the termination shall affect this Agreement in its entirety.

17.5.3	In the event that a Party is entitled to provide a termination notice under Section 17.2 (Termination for Breach) related to this Agreement in its entirety,

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but the breach affects certain countries of the Territory only, then such Party may at its discretion select and specify in the termination notice the Affected Countries in which such termination notice shall take effect.

17.5.4	For the avoidance of doubt and notwithstanding the above, if a breach by Flexion relates to or takes effect in
[…***…], then AstraZeneca shall have the right to designate […***…] in its notice of breach as the Affected Countries.

17.6	Consequences of Termination.

17.6.1	Effects of Termination by Flexion for Cause. Upon termination by Flexion in accordance with Section 17.2 (Termination for Breach), Section 17.8 (Termination for Insolvency or Bankruptcy) or Section 18.4 (Force Majeure) of this Agreement, all licences and other rights granted by AstraZeneca to Flexion in the Territory, shall terminate and revert to AstraZeneca.

17.6.2	Effects of Termination by Flexion.

a)

Upon termination of this Agreement by Flexion in accordance with Section 17.4 (Termination by Flexion), with respect to the Affected Countries, all licences and other rights granted by AstraZeneca to Flexion under this Agreement shall terminate and revert to AstraZeneca. Flexion shall further, and shall cause its Affiliates and Sublicensees (subject to Section 17.6.5 below, where the sublicence survives) to disclose to AstraZeneca (or its designee) any and all Improvements and Know-How, including a copy of any documentation in tangible form, that is owned or otherwise Controlled by Flexion, its Affiliates or Sublicensees at the time of termination of the Agreement that has been generated by or on behalf of Flexion, its Affiliates or Sublicensees with respect to the Compound or Licensed Products to enable AstraZeneca to continue Development of a Licensed Product and the commercialisation thereof in the Territory or the Affected Countries (as the case may be) (collectively, the “Flexion Product Data”). If AstraZeneca wishes to use Flexion Product Data and Grant-Back Patents in the Development or commercialisation of the Compound or Licensed Products, then Flexion shall grant to AstraZeneca an exclusive, (subject to the following paragraph) royalty-free, sub-licensable, assignable, perpetual licence

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under the Flexion Product Data and Grant-Back Patents to Develop, make, have made, use, sell, offer for sale, have sold, import and export the Compound and Licensed Products in the Territory or the Affected Countries (as the case may be), subject to AstraZeneca and Flexion agreeing on […***…]. Any such Flexion Product Data shall be subject to the confidentiality obligations set forth in Article 10.

b)	Notwithstanding anything to the contrary in this Section 17.6.2, upon termination of this Agreement by Flexion in accordance with Section 17.4 (Termination by Flexion) based on Flexion’s determination that the commercial viability of Compound or Licensed Products has adversely changed for any reason beyond Flexion’s control, including without limitation because of any issues related to Patents or Intellectual Property Rights of Third Parties or Third Party Licences, then a licence under the Flexion Product Data and Grant-Back Patents (if any) shall be granted on a […***…] basis only with […***…] to be agreed upon by the Parties.

17.6.3	Effects of Termination by AstraZeneca. Upon termination by AstraZeneca in accordance with Section 3.9 (Change of Control), Section 17.2 (Termination for Breach) or Section 17.3 (Termination by AstraZeneca) or Section 17.8 (Termination upon Insolvency or Bankruptcy) or Section 18.4 (Force Majeure):

a)	all licences and other rights granted by AstraZeneca to Flexion in the Territory, shall terminate and revert to AstraZeneca;

b)

in the case of AstraZeneca’s termination in accordance with Section 17.2 (Termination for Breach) or Section 17.3 (Termination by AstraZeneca), Flexion shall and shall cause its Affiliates and Sublicensees (subject to Section 17.6.5 below, where the sublicence survives) to disclose to AstraZeneca (or its designee) any and all

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Flexion Product Data and Flexion hereby grants AstraZeneca with respect to the Affected Countries, an exclusive, royalty-free, sub-licensable licence, under the Flexion Product Data (if any) solely to Develop, make, have made, use, sell, have sold, offer for sale, import and export Compound and Licensed Products in the Affected Countries;

c)	in the case of AstraZeneca’s termination in accordance with Section 3.9 (Change of Control) or Section 17.8 (Termination upon Insolvency or Bankruptcy) or Section 18.4 (Force Majeure), Flexion shall and shall cause its Affiliates and Sublicensees (subject to Section 17.6.5 below, where the sublicence survives) to disclose to AstraZeneca (or its designee) any and all Flexion Product Data. If AstraZeneca wishes to use Flexion Product Data in the Development or commercialisation of Compound or Licensed Products, then Flexion shall grant to AstraZeneca an exclusive, royalty-free, sub-licensable, assignable, perpetual licence under the Flexion Product Data to Develop, make, have made, use, sell, offer for sale, have sold., import and export Compound and Licensed Products in the Territory or the Affected Countries (as the case may be), subject to AstraZeneca and Flexion agreeing on […***…]. Any such Flexion Product Data shall be subject to the confidentiality obligations set forth in Article 10.

d)

Flexion shall be further obliged and undertakes at no cost to AstraZeneca to assign and do all further acts and things as necessary (and does hereby assign and shall, always subject to Section 17.6.5, cause its Affiliates and Sublicensees (subject to Section 17.6.5 below, where the sublicence survives) to assign to AstraZeneca with effect from the date of termination) all its right, title and interest in and to all

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Regulatory Documentation with respect to the Compound and Licensed Products in or referring to the Territory or the Affected Countries as the case may be, including any Health Registration Approvals and applications therefore, to AstraZeneca.

e)	Flexion and its Affiliates shall and do hereby grant to AstraZeneca (a) a non-exclusive, royalty-free, perpetual, irrevocable right and licence, with the right to grant sublicences through multiple tiers of sublicensees, under any Grant-Back Patents and, (b) if Flexion has commercialised a Licensed Product, an exclusive, royalty-free, perpetual, irrevocable right and licence, with the right to grant sublicences through multiple tiers of sublicensees of the Flexion Trademarks, in each case to Exploit the Compound and Licensed Products in the Territory or the Affected Countries (as the case may be). AstraZeneca shall, at its option and at its expense, take over the filing, prosecution and maintenance of the Grant-Back Patents and Flexion Trademarks in the Territory or the Affected Countries (as the case may be).

f)

in order for AstraZeneca to smoothly continue the Exploitation of the Compound and Licensed Products in the Territory or the Affected Countries (as the case may be), Flexion shall, with the limitations set out below and for a maximum period of […***…], supply AstraZeneca in a timely manner with sufficient amount of Compound or Licensed Product in the Territory or the Affected Countries (as the case may be) at […***…]. Flexion’s undertaking to supply is subject to Flexion, upon termination of this Agreement, having in its possession appropriate and regulator—approved manufacturing methods and technologies for the Compound and Licensed Product Further, it is also conditional upon such manufacturing methods and technologies being functional and capable of manufacturing to the scale and available production capacity required. The Parties agree that Flexion shall be under no obligation to develop or acquire any manufacturing methods, technologies or capacity in addition to what has been

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developed or acquired by it al the date of termination by it or on its behalf under this Agreement for the production of Compound and Licensed Product. The Parties shall separately negotiate in good faith the logistical and other terms and conditions for such supplies.

17.6.4	Return of Material. Upon termination, but not expiration of this Agreement, by either Party pursuant to Section 3.9 (Change of Control) or this Article 17 or Section 18.4 (Force Majeure), and with regard to the Affected Countries, each Party, at the request of the other Party, shall return, or at the election of the other Party, destroy, and thereafter provide the other Party with written certification evidencing such destruction, all data, files, records and other materials in its or its Affiliates or, with respect to Flexion, Sublicensees (subject to Section 17.6.5 below, where the sublicence survives), possession or control containing or comprising such other Party’s Know-How or other Confidential Information and, in each case, to which the returning Party does not retain rights hereunder (except one copy of which may be retained by the returning Party solely for archival purposes).

17.6.5	Effect of Termination on Sublicences. Termination of this Agreement by AstraZeneca pursuant to Section 3.9 (Change of Control), Section 17.2 (Termination for Breach), Section 17.3 (Termination by AstraZeneca) or Section 18.4 (Force Majeure) or by Flexion pursuant to Section 17.2 (Termination for Breach), Section 17.4 (Termination by Flexion) or Section 18.4 (Force Majeure) shall terminate the sublicence granted by Flexion pursuant to Section 3.5 with respect to a Sublicensee, subject to Section 17.6.6 below.

17.6.6	Provided that such Sublicensee:

a)	is not in breach of any provision of the applicable sublicence agreement required under Section 15 above to be included in such sublicence, and

b)	is not exceeding the scope of the rights granted to Flexion under this Agreement, and

c)	has agreed to enter into a new licence agreement directly with AstraZeneca on terms which are substantially identical to those set out in this Agreement,

except that the territory for which the sublicence was granted by Flexion to such Sublicensee will be the territory for such new licence agreement (hereinafter the “Direct Licence Agreement”),

then AstraZeneca agrees to enter into such Direct Licence Agreement with such Sublicensee subject to the following:

17.6.6.1	Upon a termination of this Agreement becoming effective, such termination shall only become effective for such countries of the Territory in which Flexion has not entered into a sublicence agreement pursuant to Section 3.5 above, but this Agreement shall remain in force and effect in such countries with a sublicence agreement until terminated in accordance with the provisions set forth herein below.

17.6.6.2	Flexion shall within two (2) Business Days after a termination becoming effective notify each Sublicensee of such termination and provide each Sublicensee with a non-redacted copy of this Agreement. Each Sublicensee shall have thirty (30) days of its receipt of the notice of the termination of this Agreement to notify AstraZeneca (with copy to Flexion) to confirm that such Sublicensee meets the requirements for a Direct Licence Agreement with AstraZeneca pursuant to this Section 17.6.6 (a) and (b) and is willing to enter into a Direct Licence Agreement with AstraZeneca pursuant to Section 17.6.6 (c). If no such notice is received by AstraZeneca within this thirty-day period, the respective sublicence agreement and this Agreement for the territory covered by such sublicence agreement shall terminate.

17.6.6.3	Within not more than sixty (60) days following receipt of such notice by AstraZeneca from a Sublicensee, AstraZeneca shall have the right to verify whether the conditions under Section 17.6.6 (a) and (b) are met by such Sublicensee and, if such conditions are not met, notify the Sublicensee (with copy to Flexion) the reasons for such findings and upon such notice the sublicence agreement and this Agreement for the territory covered by such sublicence agreement shall terminate.

17.6.6.4	If AstraZeneca has not sent, or elects not to send, a notice to the Sublicensee pursuant to the preceding paragraph, then AstraZeneca and the

Sublicensee will enter into a Direct Licence Agreement, upon execution of which the sublicence agreement between Flexion and the respective Sublicensee and this Agreement with respect to the territory covered by such sublicence agreement shall terminate.

17.6.7	Post-Termination Licence Agreement. In the event that such a Direct Licence Agreement between AstraZeneca and one or more Sublicensees is executed, Flexion agrees that it will enter into a post-termination licence agreement with each Sublicensee for any Intellectual Property Rights owned by Flexion which may be necessary or useful for the Sublicensees to continue Development.

17.6.8	Remedies. Early termination of this Agreement by a Party shall in no way affect or limit such Party’s right to claim against the other Party for any damages arising out of the breach of this Agreement.

17.7	Accrued Rights: Surviving Obligations.

17.7.1	Survival. The expiry or termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. Each Party’s rights and obligations under Article 4, 17.6 and this Section 17.7 and Articles 6 (with respect to obligations arising prior to expiration, or termination or for any post-termination sales in the event that these may arise), 8 (Ownership of Intellectual Property),
10 (Confidentiality and Non-Disclosure), 13 (Indemnity), 22 (Governing Law), 23 (Dispute Resolution and Arbitration), 24 (Notices) and 29 (Waiver and Non-Exclusion of Remedies) shall survive the termination or expiration of this Agreement.

17.7.2	Work-in-Progress. Upon termination of this Agreement in its entirety by AstraZeneca pursuant to Section 17.2, Flexion shall be entitled, during the following ninety (90) days, to finish any work-in-progress and to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as Flexion pays AstraZeneca the royalties and any other payments applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

17.8	Termination Upon Insolvency or Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

17.9	Rights in Bankruptcy. All rights and licences granted under or pursuant to this Agreement by AstraZeneca to Flexion or by Flexion to AstraZeneca are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licences of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of such IP, which, if not already in such other Party’s possession, shall be promptly delivered to it upon such other Party’s written request therefor.

17.10	Consequences of AstraZeneca Breach of Section 3.1.

17.10.1

If, in accordance with the dispute resolution procedure set out in Section 23.3, AstraZeneca is found to have been in breach of the licence grant set out in Section 3.1 of this Agreement, namely, that it is found to have granted rights to the Licensed Patents and/or the Exclusively Licensed Know-How to a

Third Party in breach of this Agreement; and Flexion has not exercised its right to terminate this Agreement, then Flexion shall have the right either (a) to claim damages in respect of the loss suffered by it as a result of such breach; or (b) to claim an amount from AstraZeneca in lieu of damages, such amount to be calculated in accordance with the following provisions:

(i)	If the breach is discovered by Flexion at any time after the Effective Date but prior to […***…] then all future development, filing and approval milestone payments due to AstraZeneca under Section 6.1 after the discovery of such breach shall be […***…];

(ii)	If the breach is discovered by Flexion after […***…] but prior to […***…] then all future development, filing and approval milestone payments due to AstraZeneca under Section 6.1 after the discovery of such breach shall be […***…];

(iii)	If the breach is discovered by Flexion after […***…] and prior to […***…] then all future development, filing and approval milestone payments due to AstraZeneca under Section 6.1 after the discovery of such breach shall be […***…] and the royalties payable to AstraZeneca under Section 6.2 after the discovery and notification of such breach shall be […***…];

(iv)

If the breach is discovered by Flexion after […***…] but before […***…] then all future development, filing and approval milestone payments due to AstraZeneca under Section 6.1 after the discovery of such breach shall be […***…] and the royalties and sales related payments payable to AstraZeneca under Sections 6.2 and 6.4 after the discovery of such breach shall be […***…]

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[…***…];

provided that in each case Flexion gives AstraZeneca notice of the discovery of the breach promptly after having gained sufficiently detailed knowledge of such breach allowing Flexion to serve a notice of breach under Section 17.2 and giving AstraZeneca the opportunity to cure the breach in accordance with the provisions of Section 17.2 above, and provided further that AstraZeneca has failed to cure the breach so notified in accordance with the timescales set out in that section. Flexion undertakes that it will promptly investigate any suspected breach by AstraZeneca and will, notwithstanding that it may not have gained sufficient evidence formally to allege a breach of the Agreement, notify AstraZeneca promptly if any facts or matters come to its attention which lead it to believe that AstraZeneca may have committed a breach of Section 3.1.

17.10.2	In the event that any payments, which would be affected by a reduction hereunder, become due for payment after the discovery and notification of such breach, such payments shall be made by Flexion when due, but in the event that AstraZeneca is found in the dispute resolution procedure set out in Section 23.3 to have breached the licence grant set out it in Section 3.1 of this Agreement, such payments shall be promptly repaid by AstraZeneca plus accrued interest in accordance with Section 6.13 above for the period from the payment date by Flexion until repayment by AstraZeneca.

17.10.3	If the breach occurs or is discovered by Flexion after […***…], then Flexion shall […***…].

18	Force Majeure

18.1	In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, act or omission of the

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other Party, strike, lock-out or other industrial/labour dispute (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid.

18.2	The Force Majeure Party, shall within fifteen (15) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to Section 18.1, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement (other than obligations to pay monies due), in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

18.3	The Force Majeure Party shall take all steps as are necessary to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

18.4	If the Force Majeure Party is prevented from performing its obligations (other than obligations to pay monies due) due to a Force Majeure event for a continuous period in excess of three (3) months after the date of the occurrence of the Force Majeure event, and such failure to perform would constitute a breach of this Agreement in the absence of such Force Majeure event, the other Party may terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination, provided that such right to terminate shall not be available if the Force Majeure event is caused by an act or omission of the other Party.

19	Assignment

Neither Party may assign its rights or, except as provided in Section 3.5 (Flexion’s right to sublicense) and Section 3.9 (Change of Control not resulting in termination of this Agreement), delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (b) on written notice to the other Party, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates. AstraZeneca shall always have the right, on providing written notice to Flexion, to assign any of all of its obligations hereunder to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to those assets to which this Agreement relates.

20	Sub-Contracting

Flexion shall have the right to sub-contract the performance of any of its obligations under this Agreement without the prior consent of AstraZeneca, provided that it shall remain liable for the performance or non-performance of any such obligations.

21	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

22	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England.

23	Dispute Resolution and Arbitration

23.1	If a dispute arises between the Parties relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement, the Parties shall use the following procedure in good faith prior to either Party pursuing judicial remedies.

23.2	Each Party shall notify the other Party of the dispute in accordance with Article 24, The Parties shall use good faith efforts to resolve such dispute within thirty (30) days after delivery of such notice, which good faith efforts shall include at least one in-person meeting between representatives of each Party having decision-making authority (subject only to Flexion’s Board of Directors’ or equivalent approval, if required). All discussions under this Article 23 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

23.3	Any dispute arising out of or relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by binding arbitration in accordance with the ICC rules of arbitration. A sole arbitrator shall be appointed in accordance with such ICC rules of arbitration. The place of arbitration shall be London. The language used in the arbitration proceedings shall be English. The arbitration shall be governed by the Arbitration Act 1996 to the exclusion of any inconsistent state laws and judgment on the award rendered by the arbitration may be entered by any court having jurisdiction. Nothing in this Section 23.3 will preclude either Party from seeking equitable relief in accordance with Section 10.6 or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The statute of limitations of England and Wales applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Section 23.3.

24	Notices

24.1	Notice Requirements

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognised overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 24.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Article 24. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Article 24 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

24.2	Address for Notice

For:	AstraZeneca AB

Address:	S-151 85 Södertälje
Sweden

Facsimile:	+468 553 28812

For the attention of: Assistant General Counsel SPBD

With a copy to: AstraZeneca UK Limited

Address:	Alderley House
Alderley Park
Macclesfield
Cheshire SK10 4TF

Facsimile:	44 1625 590295

For the attention of: Business Development Director for RITA

For:	Flexion Therapeutics Inc.

Address:	300 Trade Center, Suite 2460, Woburn, MA 01801, USA

Facsimile:	+1 781-897-9970

For the attention of: CEO

With a copy to:	Blum&Grob Attorneys at Law Ltd

Address:	Neumuehlequai 6, P.O. Box 3954, CH-8021 Zurich,
Switzerland

Facsimile:	+41 58 320 0001

For the attention of: Ralf Rosenow

25	Relationship of the Parties

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

26	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and/or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and the operative terms of this Agreement, the operative terms of this Agreement shall govern.

27	English Language

This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

28	Amendment

Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

29	Waiver and Non-Exclusion of Remedies

A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. All rights and remedies are cumulative and subject to Article 22 do not exclude any other right or remedy provided by law or otherwise available.

30	Confirmatory Patent Licences

AstraZeneca shall if requested to do so by Flexion promptly enter into confirmatory licence agreements in the form or substantially the form set out in Exhibit 1 for purposes of recording the licences granted under this Agreement with such Patent Offices in the Territory as Flexion reasonably considers appropriate. Until the execution of any such confirmatory licences, so far as may be legally possible, Flexion and AstraZeneca shall have the same rights in respect of the Licensed Patents and be under the same obligations to each other in all respects as if the said confirmatory licences had been executed.

31	Further Assurance

Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

32	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

33	Announcements

33.1	Subject to Section 33.2, no Party shall make, or permit any Person to make, any public announcement, communication or circular (“Announcement”) concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The Parties shall consult together on the timing, contents and manner of release of any Announcement. Each Party acknowledges and agrees that the other party may in its absolute discretion withhold its consent to the disclosure of any or all of the financial terms of this Agreement.

33.2	Where an Announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the Announcement shall promptly notify the other Party. The Party concerned shall make all reasonable attempts to agree the contents of the Announcement before making it.

34	Contract (Rights of Third Parties) Act 1999

34.1	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

34.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

35	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SIGNED for and on behalf of AstraZeneca AB (Pub)		SIGNED for and on behalf of Flexion Therapeutics Inc.

/s/ Anders Burén		/s/ Mike Clayman
Signature		Signature
Name:	Anders Burén	Name:	Mike Clayman
Title:	Authorised Signatory	Title:	Chief Executive Officer

Schedule 1—Compound and Licensed Patents

[…***…].

5.	Exclusive Licensed Know-How

The information contained in AstraZeneca’s data room as of the Effective Date which relates exclusively to the Compound and which was made available to Flexion prior to the Effective Date, together with such other Know-How as AstraZeneca may make available to Flexion after the Effective Date. An index of the contents of AstraZeneca’s data room is set out in Exhibit 3 to this Agreement and both Parties have each signed two copies (one copy to be retained by each Party) of a CD-Rom or DVD containing the contents of AstraZeneca’s data room.

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Schedule 1.2

[…***…]

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Schedule 2—Ethics Standards

I.	PATIENT SAFETY AND BENEFIT

•

Compliance with all applicable procedures designed to promote product safety, efficacy and quality, such as Good Laboratory, Good Clinical and Good Manufacturing Practice and reporting of any incidents of non-compliance.

•	Reporting of any possible adverse effects.

•	Reporting of any counterfeit or suspected counterfeit drugs.

II.	RESEARCH AND DEVELOPMENT ETHICS

•	Compliance with international standards of good practice, such as the Declaration of Helsinki, Good Clinical Practice and Good Laboratory Practice.

•	Ensuring that appropriate informed consent procedures are followed when conducting clinical research or obtaining human tissue for use in scientific studies.

•	Compliance with data protection and associated laws when collecting or accessing any health information.

•	Ensuring the welfare of animals used in animal experimentations.

III.	PROVIDING INFORMATION ABOUT PRODUCTS

•	Compliance with IFPMA Code of Pharmaceutical Marketing Practices, local laws, regulations and applicable codes of marketing practice.

•	No engagement in direct consumer/patient communication unless permitted by local law.

IV.	INTERACTIONS WITH HEALTHCARE PROFESSIONALS AND ORGANISATIONS

•	Compliance with IFPMA Code of Pharmaceutical Marketing Practices, local laws, regulations and applicable codes of marketing practice.

•	No payments to healthcare professionals without written agreements.

•	No offering of payments, gifts, hospitality, entertainment or anything else of value if it could constitute a bribe to a healthcare professional or organisation.

V.	PREVENTING BRIBERY AND CORRUPTION

•	No making or authorizing of payments or gifts in order to obtain or retain business or to secure an improper advantage. No asking or permitting of third parties to do so.

•	Reporting of any suspicion of potentially corrupt behaviour.

•	Compliance with all applicable laws on bribery and corruption including without limitation, the US Foreign Corrupt Practices Act and the UK Bribery Ad 2010

Schedule 3—Designated Persons

For the purpose of Section 5.3.3 and 5.3.4 of the Agreement,

•	Flexion’s designated person shall initially be

[…***…]; and

•	AstraZeneca’s designated person shall be AstraZeneca’s […***…] which at the date of this Agreement is […***…].

The Parties shall duly notify each other of any changes to its respective designated person.

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Schedule 4—Description of TrK

TrkA is the specific receptor for nerve growth factor (NGF);

TrkB is the specific receptor for brain derived neurotrophic factor (BDNF) and neurotrophin-4/5 (NT-4/5); and

TrkC is the specific receptor for neurotrophin-3 (NT-3).

Schedule 5—Disclosure Letter

Licence Agreement to be made between AstraZeneca AB and Flexion Therapeutics Inc. in respect of the compound […***…]

We refer to the licence agreement (“Agreement”) to be entered into today between AstraZeneca AB (“AstraZeneca”) and Flexion Therapeutics Inc (“Flexion”) for the licensing of certain intellectual property rights by AstraZeneca to Flexion.

This letter is the Disclosure Letter referred to in the Agreement and constitutes formal disclosure to Flexion for the purposes of the Agreement of the facts and circumstances which are or may be inconsistent with the representations and warranties in Section 12.2 of the Agreement (Additional Representations and Warranties of AstraZeneca) (hereinafter referred to as “Warranties”) or which otherwise give or may give rise to a claim under the Agreement by Flexion in respect of the Warranties. Such facts and circumstances will be deemed to qualify the Warranties accordingly.

The disclosures are made against the Warranties as a whole. A disclosure or qualification made by reference to any particular paragraph shall be deemed to be made also in respect of any other paragraph to which the disclosure or qualification may be applicable.

The disclosure of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the Warranties.

By way of general disclosure, the following matters are disclosed or deemed disclosed to Flexion by AstraZeneca:

1. The contents of the Agreement and all statements in respect of intellectual property referred to therein.

2. All matters contained or referred to in the documents in the CD-ROM annexed to this Disclosure Letter, which is the CD-ROM delivered by AstraZeneca to Flexion/its patent

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attorney on or prior to the Effective Date, the index of which is attached to this Agreement at Exhibit 3 (as the index of the full contents of the data room which were made available to Flexion for the conduct of its due diligence prior to and during the negotiation of this Agreement).

3. Any matters referred to in correspondence between AstraZeneca or its advisers and Flexion or its advisers together with all enclosures attached thereto in a CD-ROM annexed to this Disclosure Letter which is a CD-ROM delivered by AstraZeneca to Flexion/its patent attorney on or prior to the Effective Date.

4. All matters which would be revealed by a search of the files of the UK Intellectual Property Office and other patent offices, in respect of the Licenced Patents and Retained Patents publicly available and accessible in online databases as 1st September 2010.

Please acknowledge receipt and acceptance of this Disclosure Letter by signing, dating and returning the enclosed copy of this Disclosure Letter.

Yours faithfully,

/s/ Anders Burén
AstraZeneca AB (publ) Anders Burén Authorised Signatory

We hereby acknowledge receipt and accept the contents of this Disclosure Letter

Signed /s/ Mike Clayman

Date Sept. 15, 2010

Exhibit 1

[…***…]

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Exhibit 2

[…***…]

***Confidential Treatment Requested

Exhibit 3

[…***…]

***Confidential Treatment Requested